Exhibit 10.1

EXECUTION COPY

TRANSWESTERN PIPELINE COMPANY, LLC

$270,000,000

5.39% Senior Unsecured Notes due November 17, 2014

and

$250,000,000

5.54% Senior Unsecured Notes due November 17, 2016

NOTE PURCHASE AGREEMENT

DATED NOVEMBER 17, 2004

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SCHEDULE A	—	INFORMATION RELATING TO PURCHASERS

SCHEDULE B	—	DEFINED TERMS

SCHEDULE 5.5	—	Financial Statements

SCHEDULE 5.8	—	Litigation

SCHEDULE 5.10	—	Existing Liens

SCHEDULE 5.11	—	Licenses, Permits, etc.

SCHEDULE 5.15	—	Existing Indebtedness

SCHEDULE 9(g)	—	Exceptions to Transaction with Affiliates

EXHIBIT 1(a)	—	Form of 5.39% Senior Unsecured Note due November 17, 2014

EXHIBIT 1(b)	—	Form of 5.54% Senior Unsecured Note due November 17, 2016

EXHIBIT 4.4(a)	—	Form of Opinion of Special Counsel for the Company

EXHIBIT 4.4(b)	—	Form of Opinion of General Counsel for the Company

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TRANSWESTERN PIPELINE COMPANY, LLC

1331 Lamar, Suite 650

Houston, Texas 77010

5.39% Senior Unsecured Notes due November 17, 2014

5.54% Senior Unsecured Notes due November 17, 2016

November 17, 2004

TO EACH OF THE PURCHASERS LISTED IN SCHEDULE A HERETO:

Ladies and Gentlemen:

TRANSWESTERN PIPELINE COMPANY, LLC, a Delaware limited liability company (the “Company”), agrees with each of the purchasers whose names appear at the end hereof (each, a “Purchaser” and, collectively, the “Purchasers”) as follows:

Section 1. AUTHORIZATION OF NOTES.

The Company will authorize the issue and sale of: (i) $270,000,000 aggregate principal amount of its 5.39% Senior Unsecured Notes due November 17, 2014 (the “Series A Notes”), and (ii) $250,000,000 aggregate principal amount of its 5.54% Senior Unsecured Notes due November 17, 2016 (the “Series B Notes” and together with the Series A Notes, the “Notes”). The term “Notes” shall also include any such notes issued in substitution therefor pursuant to Section 13 of this Agreement. In addition, the Notes shall be substantially in the forms set forth in Exhibit 1(a) and Exhibit 1(b), respectively.

Certain capitalized terms used in this Agreement are defined in Schedule B; reference to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

Section 2. SALE AND PURCHASE.

Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser and each Purchaser will purchase from the Company, at the Closings provided for in Section 3, the Series A Notes and/or the Series B Notes, as the case may be, in the principal amount specified opposite such Purchaser’s name in Schedule A at the purchase price of 100% of the principal amount thereof. The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.

Section 3. CLOSING.

The sale and purchase of $250,000,000 aggregate principal amount of the Series A Notes and the entire aggregate principal amount of the Series B Notes to be purchased by each

Purchaser shall occur at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, NY 10017, at 11:00 a.m., New York time, at a closing on November 17, 2004 or on such other Business Day thereafter on or prior to December 17, 2004 as may be agreed upon by the Company and the Purchasers (the “First Closing”). The sale and purchase of $20,000,000 aggregate principal amount of the Series A Notes to be purchased by the Purchasers indicated on Schedule A hereto shall occur at the offices of Dewey Ballantine LLP, 1301 Avenue of the Americas, New York, NY 10019, at 10:00 a.m., New York time, at a closing on March 15, 2005; provided, however, the sale and purchase of such Series A Notes may close on a date prior to March 15, 2005, so long as the Company has delivered to each Purchaser of such Series A Notes written notice specifying the proposed date for such sale and purchase within ten (10) Business Days prior to such proposed date and each such Purchaser has acknowledged and accepted such proposed date as the date of such sale and purchase (if the Company has not received an acknowledgment and acceptance or a rejection of such proposed date from any such Purchaser within five (5) Business Days after receipt of such notice, such Purchaser shall be deemed to have rejected such proposed date as the date of such sale and purchase) (the “Second Closing”, and, together with the First Closing, sometimes hereinafter referred to as a, the, each, or such “Closing” and collectively referred to as the “Closings”). At each Closing, the Company will deliver to each Purchaser the Notes to be purchased by such Purchaser at such Closing in the form of a single Series A Note and/or Series B Note, as the case may be, (or such greater number of Series A Notes and/or Series B Notes, as the case may be, in denominations of at least $100,000 as such Purchaser may request) dated as of the date of such Closing and registered in such Purchaser’s name (or in the name of its nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds to such account(s) designated by the Company in the letter provided pursuant to Section 4.10 of this Agreement or at such other account(s) as shall be specified in writing to the Purchasers. If at the First Closing or the Second Closing the Company shall fail to tender such Notes to any Purchaser that is scheduled to purchase Notes on such date as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to such Purchaser’s satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement.

Section 4. CONDITIONS TO CLOSING.

Each Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser at each Closing in which such Purchaser is purchasing any Notes is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at such Closing, of the following conditions:

Section 4.1. Representations and Warranties.

The representations and warranties of the Company in this Agreement shall be true and correct when made and as of the date of such Closing (other than any such representations and warranties that, by their express terms, refer to a specific date other than the date of such Closing, in which case, shall be true and correct as of such specific date). The statements of the Company and its respective officers or Responsible Officers made in any certificates delivered pursuant to this Agreement shall be true and correct, in all material respects, when made and as of the date of such Closing (other than any such statements that, by their express terms, refer to a specific date other than the date of such Closing, in which case, shall be true and correct as of such specific date).

Section 4.2. Performance; No Default.

The Company shall have performed and complied, in all material respects, with all agreements and conditions contained in this Agreement and the Notes required to be performed or complied with by it prior to or at such Closing and, after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Section 5.14) and of all other Debt to be issued by the Company as of the date of such Closing, no Default or Event of Default shall have occurred and be continuing. The Company shall not have entered into any transaction since the date of the Memorandum that remains in effect after the closing of the CrossCountry Acquisition and would be in violation of Section 9(g) had such Section applied since such date.

Section 4.3. Compliance Certificates.

(a) Officer’s Certificate. The Company shall have delivered to such Purchaser an Officer’s Certificate, dated as of the date of such Closing, certifying that the conditions specified in Sections 4.1, 4.2, 4.9 and 4.13, as applicable, have been fulfilled.

(b) Secretary’s Certificate. The Company shall have delivered to such Purchaser a certificate of its Secretary or Assistant Secretary, dated as of the date of such Closing, certifying as to, among other things, (i) the completeness and correctness of the limited liability company agreement attached thereto, (ii) the completeness and correctness of one or more resolutions or other authorizations attached thereto and other limited liability company proceedings relating to the authorization, execution and delivery of the Notes and this Agreement, (iii) the completeness and correctness of the bylaws or other governing documents of the Company as in effect on the date on which the resolutions referred to in clause (ii) above were adopted as of the date of such Closing, (iv) the due organization and good standing of the Company under the laws of its jurisdiction of organization, and the absence of any proceeding for the dissolution or liquidation of the Company, (v) the names and true signatures of the officers of the Company authorized to sign this Agreement, the Notes and the other documents to be delivered hereunder.

Section 4.4. Opinions of Counsel.

Such Purchaser and its counsel shall have received opinions in form and substance satisfactory to such Purchaser, dated as of such Closing from (a) Simpson Thacher & Bartlett LLP, counsel for the Company, covering the matters set forth in Exhibit 4.4(a) and covering such other matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to the Purchasers), (b) Drew Fossum, Esq., General Counsel to the Company, covering the matters set forth in Exhibit 4.4(b) and covering such other matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request, and (c) Dewey Ballantine LLP, the Purchasers’ special counsel in connection with the transactions contemplated hereby, and covering such other matters incident to such transactions as such Purchaser may reasonably request.

Section 4.5. Purchase Permitted By Applicable Law, Etc.

On the date of such Closing, such Purchaser’s purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable Law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable Law or regulation, which Law or regulation was not in effect on the date hereof. If requested by such Purchaser at least three Business Days prior to the date of such Closing, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact concerning the Company as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

Section 4.6. Sale of Other Notes.

Contemporaneously with such Closing, the Company shall sell to each other Purchaser and each other Purchaser shall purchase the Notes to be purchased by it at such Closing as specified in Schedule A.

Section 4.7. Payment of Special Counsel Fees.

Without limiting the provisions of Section 15.1, the Company shall have paid on or before such Closing the reasonable fees, charges and disbursements of the Purchasers’ special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to such Closing.

Section 4.8. Private Placement Number.

A Private Placement Number issued by S&P’s CUSIP Service Bureau (in cooperation with the Securities Valuation Office of the National Association of Insurance Commissioners) shall have been obtained for each of the Series A Notes and the Series B Notes.

Section 4.9. Changes in Corporate Structure.

Except as contemplated by the CrossCountry Acquisition and the conversion of the Company from a corporation to a limited liability company, the Company shall not have changed its jurisdiction of organization or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time following June 30, 2004.

Section 4.10. Funding Instructions.

At least two Business Days prior to the date of such Closing, each Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Company or CCE Holdings confirming the information specified in Section 3 including (i) the name and address of the transferee bank, (ii) such transferee bank’s ABA number and (iii) the account name and number into which the purchase price for the Notes is to be deposited.

Section 4.11. Proceedings and Documents.

All limited liability company, corporate and other proceedings in connection with the transactions contemplated by this Agreement and the Notes and all other documents and instruments incident to such transactions shall be satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.

Section 4.12. Acquisition Agreement.

(a) There shall not exist any event or condition that would result in a condition precedent to closing set forth in Article VII of the CrossCountry Acquisition Agreement not being satisfied and thereby permitting CCE Holdings not to consummate the transactions contemplated by the CrossCountry Acquisition Agreement (or, in the case of the Second Closing, such consummation shall have occurred prior to the date of the Second Closing).

(b) Prior to the issuance of the Notes in accordance with the terms of this Agreement, the CrossCountry Acquisition shall have been consummated (or, in the case of the Second Closing, such consummation shall have occurred prior to the date of the Second Closing) on terms and conditions substantially as set forth in (i) the CrossCountry Acquisition Agreement, modified to require pre-closing conversion of corporate Subsidiaries of CrossCountry to limited liability companies, and as otherwise amended or modified in a manner not adverse to the Purchasers (as determined in the reasonable discretion of the Purchasers) and (ii) the letter agreement dated September 1, 2004 between General Electric Capital Corporation and Southern Union Company and the term sheet attached thereto as Attachment B, in each case relating to the formation of CCE Holdings in connection with the CrossCountry Acquisition.

Section 4.13. No Legal Impediment to Issuance.

No action shall have been taken or, to the best knowledge of the Company, be threatened, and no statute, rule, regulation or order shall have been enacted, adopted or issued by any Governmental Authority that would, as of the date of such Closing, prevent the issuance or sale of the Notes; and no injunction or order of any other nature by any Governmental Authority shall have been issued or shall be pending or, to the best knowledge of the Company, threatened that would, as of the date of such Closing, prevent the issuance or sale of the Notes.

Section 4.14. Existing Credit Facility.

Such Purchaser or its counsel shall have received on or prior to the First Closing:

(a) contemporaneously with the issuance of the Notes to be issued at the First Closing pursuant to the terms of this Agreement, evidence that (i) the Company shall have repaid all of the Existing Credit Facility, (ii) the commitments of the lenders thereunder shall have been terminated and (iii) there shall be in place arrangements for the release of any liens and security interests in respect of the Existing Credit Facility reasonably satisfactory to the administrative agent under the New Credit Facility;

(b) a copy of the “pay-off” letter with respect to the Existing Credit Facility reasonably satisfactory to the administrative agent under the New Credit Facility duly executed by each of the parties thereto.

Section 4.15. Rating.

Such Purchaser or its counsel shall have received a letter, dated on or prior to such Closing, from S&P, assigning a rating to each of the Series A Notes and the Series B Notes of at least BBB; provided, however, that, to the extent such letter is dated prior to the date of such Closing, no Ratings Downgrade shall have occurred.

Section 4.16. Holdco Debt; New Credit Facility.

Contemporaneously with the issuance of the Notes to be issued at the First Closing pursuant to the terms of this Agreement, (a) the Company shall have entered into the New Credit Facility on terms and conditions previously disclosed to such Purchaser and (b) Holdco shall issue the Holdco Notes pursuant to the Holdco Note Agreement and shall have entered into the Holdco Credit Facility on terms and conditions previously disclosed to such Purchaser.

Section 4.17. Administrative Services Agreement.

Prior to the First Closing, CCE Holdings shall have entered into an administrative services agreement with a Southern Union Company Entity that is reasonably satisfactory in form and substance to the administrative agent under the New Credit Facility.

Section 5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to each Purchaser that:

Section 5.1. Organization; Power and Authority.

The Company (i) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) is duly qualified and in good standing in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except, where the failure to so qualify or be in good standing would not be reasonably expected to have a Material Adverse Effect and (iii) has all requisite limited liability company power and authority (including, without limitation, all Governmental Authorizations) to own or lease and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to execute this Agreement and the Notes and to perform the provisions hereof and thereof except, in the case of Governmental Authorizations, where the failure to have any such Governmental Authorizations could not reasonably be expected to have a Material Adverse Effect.

Section 5.2. Authorization, Etc.

This Agreement and the Notes have been duly authorized by all necessary limited liability company action on the part of the Company, and this Agreement and the Notes constitute, and upon execution and delivery thereof will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.3. Disclosure.

The Company, through its agents, J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Inc., has delivered to you and each other Purchaser a copy of a Private Placement Memorandum, dated October 2004 (the “Memorandum”), relating to the transactions contemplated hereby. The Memorandum fairly describes, in all material respects, the general nature of the business and principal properties of the Company. This Agreement, the Notes, the Memorandum, the CrossCountry Acquisition Agreement, the documents, certificates or other writings by or on behalf of the Company in connection with the transactions contemplated hereby and the financial statements described in Section 5.5, (this Agreement, the Notes, the Memorandum, the CrossCountry Acquisition Agreement, and such documents, certificates or other writings and such financial statements being referred to, collectively, as the “Disclosure Documents”) taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made; provided, that, with respect to projected and pro forma financial information provided in connection with the Memorandum, the Company represents only that such information was prepared in good faith based upon estimates and assumptions believed by the Company to be accurate and reasonable at the time. Since December 31, 2003, there has not occurred any event or condition, which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

Section 5.4. Organization and Ownership of Equity Interests of Subsidiaries; Affiliates.

As of the First Closing, the only Subsidiary of Holdco is the Company and the Company has no Subsidiaries. Holdco owns 100% of the Equity Interests of the Company.

Section 5.5. Financial Statements.

The Company has delivered to the Purchasers (i) the Consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2003, 2002 and 2001 and the related Consolidated statement of income and Consolidated statement of cash flows of the Company and its Subsidiaries for the Fiscal Year then ended, accompanied, in the case of the Company’s Consolidated audited financial statements for the year ended December 31, 2003, by either (A) an unqualified opinion of Deloitte & Touche LLP, independent public accountants, or (B) an opinion of Deloitte & Touche LLP qualified only by reason of the Cases and the short-term nature of a 2001 bank credit facility, and (ii) the Consolidated balance sheet of the Company and its Subsidiaries as at June 30, 2004 and the related Consolidated statement of income and Consolidated statement of cash flow of the Company and its Subsidiaries for the six-month period then ended. Such financial statements present fairly, in all material respects (taking into account the anticipated restatement of financial statements described on Schedule 5.5), the

Consolidated financial condition of the Company and its Subsidiaries as at such dates and the Consolidated results of operations of the Company and its Subsidiaries for the periods ended on such dates, all in accordance with GAAP applied on a consistent basis, subject to normal year-end adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

Section 5.6. No Conflict, Other Instruments, Etc.

The execution, delivery and performance by the Company of this Agreement and the Notes, as applicable, and the consummation of the transactions contemplated hereby, do not (i) contravene the Company’s organizational documents, (ii) violate any Law (other than with respect to any prohibited transaction as defined in Section 406 of ERISA or Section 4975 of the Code or violation of Part 4 of Title I of ERISA, as to which no representation is being made), (iii) conflict with or result in the breach of, or constitute a default or require any material payment to be made under any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting the Company or any of its Properties, (iv) result in or require the creation or imposition of any Lien upon or with respect to any of the Properties of the Company, except for (A) in the case of clauses (iii) and (iv) (other than with respect to the consummation of the transactions contemplated hereby), breaches of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument or creation of a Lien that could not be reasonably expected to have a Material Adverse Effect and (B) in the case of clauses (iii) and (iv) with respect to the consummation of the transactions contemplated hereby, breaches of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument or creation of a Lien that to the knowledge of the Company could not be reasonably expected to have a Material Adverse Effect.

Section 5.7. Governmental Authorizations, Etc.

No Governmental Authorization, and no notice to or filing with, any Governmental Authority (including, without limitation, the SEC under PUHCA) or any other third party, is required in connection with the execution, delivery or performance by the Company of this Agreement and the Notes and the transactions contemplated herein or therein (including without limitation, the incurrence of Debt under this Agreement and the Notes and the repayment thereof and the exercise by any holder of Notes of its rights under the Loan Documents), except for those authorizations, approvals, actions, notices and filings with respect to the consummation of the transactions contemplated hereby, (A) which have been duly obtained or made or (B) the failure of which to be obtained or made could not reasonably be expected to have a Material Adverse Effect.

Section 5.8. Litigation.

Except as set forth on Schedule 5.8, there is no action, suit, investigation or proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company, including any Environmental Action in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, (i) could be reasonably expected to have a Material Adverse Effect, or (ii) purports to affect the legality or validity, or enforceability of this Agreement and the Notes or the consummation of the transactions contemplated hereby.

Section 5.9. Taxes.

(a) The Company has filed or caused to be filed all United States federal income tax returns and all other material domestic tax returns which to the knowledge of the Company are required to be filed by the Company and has paid or provided for the payment, before the same become delinquent, of all taxes due pursuant to such returns or pursuant to any assessment received by the Company, other than (i) those taxes contested in good faith by appropriate proceedings, and (ii) any such payment in an amount not to exceed $1,000,000 in the aggregate at any time outstanding.

(b) The Company is not a party to any tax sharing agreement or arrangement that will remain in effect after the consummation of the CrossCountry Acquisition.

Section 5.10. Title to Property; Leases.

The Company has good and valid title to, or holds a valid leasehold, license or other interest in, or right of way easement through all items of real property used by it in the ordinary course of business with such exceptions as would not reasonably be expected to have, in the aggregate, a Material Adverse Effect, in each case free and clear of all Liens (except for (i) all Liens set forth on Schedule 5.10, (ii) Permitted Liens and (iii) such other Liens that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect). With respect to each material parcel of real property that is leased by the Company as tenant (the “Leased Real Property”), to the knowledge of the Company, (x) the Company has not received any notice of default under any lease pertaining to any of the Leased Real Property in the twelve (12) month period prior to the date hereof and (y) there are no uncured defaults under any lease without regard to when notice may have been given that would give the counterparty the right to terminate such lease, in each case with such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.11. Licenses, Permits, Etc.

Except as set forth on Schedule 5.11, the Company does not have any interest in any material patents, patent licenses, copyrights, service marks, trademarks and trade names. To the Company’s knowledge, the use of any intellectual property set forth on Schedule 5.11 by the Company does not conflict with the asserted rights of others, with such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.12. Compliance with ERISA.

(a) No ERISA Event has occurred during the prior five year period or is reasonably expected to occur with respect to any Plan that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

(b) Neither the Company nor any ERISA Affiliate has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan, which could reasonably be expected to have a Material Adverse Effect.

(c) Neither the Company nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that (x) such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA or (y) such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA.

Section 5.13. Private Offering by the Company.

Neither the Company nor anyone acting on its behalf has offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any person other than the Purchasers and not more than 100 other Institutional Investors, each of which has been offered the Notes at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction.

Section 5.14. Use of Proceeds; Margin Regulations.

The Company shall use the proceeds of the sale of the Notes solely to refinance (a) a portion of the refinancing of the Existing Credit Facility and (b) a portion of the acquisition costs for the CrossCountry Acquisition. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221) (“Regulation U”), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). The Company owns no margin stock. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

Section 5.15. Existing Indebtedness.

Set forth on Schedule 5.15 hereto is a complete and accurate list, as of the date of the First Closing, of each item of Debt of the Company in principal amount outstanding in excess of $5,000,000 immediately before the occurrence of the First Closing, showing as of such date the obligor and the principal amount outstanding thereunder.

Section 5.16. Foreign Assets Control Regulations, Etc.

(a) Neither the sale of the Notes by the Company hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

(b) The Company (i) is not a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (ii) does not engage in any dealings or transactions with any such Person. The Company is in compliance, in all material respects, with the USA Patriot Act.

(c) No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to the Company.

Section 5.17. Regulatory Matters.

The Company is not, and will not be after giving effect to the offering of the Notes and the execution of this Agreement and the Notes, as applicable, subject to regulation under the ICC Termination Act of 1995, as amended. After giving effect to the CrossCountry Acquisition, the Company is not a “holding company,” a “subsidiary company” of a “holding company” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of PUHCA. The Company is not an “investment company,” as such term is defined in the Investment Company Act of 1940, as amended.

Section 5.18. Environmental Matters.

(a) Except, in each case, as would not reasonably be likely to have a Material Adverse Effect, the operations and properties of the Company comply in all respects with all applicable Environmental Laws and Environmental Permits, all past non-compliance with such Environmental Laws and Environmental Permits has been resolved without ongoing obligations or costs, and no circumstances exist that could be reasonably expected to (i) form the basis of an Environmental Action against the Company or any of its properties or (ii) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law.

(b) Except, in each case, as would not be reasonably expected to have a Material Adverse Effect, none of the properties currently or formerly owned or operated by the Company is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; and Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by the Company.

(c) All Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by the Company have been, to the extent they are disposed of, disposed of in a manner that would not be reasonably expected to result in a Material Adverse Effect.

Section 5.19. Independent Accountants.

Deloitte & Touche LLP, who have certified the financial statements of the Company for the fiscal year ended December 31, 2003, are independent public accountants with respect to the

Company within the meaning of Rule 101 of the Code of Professional Conduct of the American Institute of Certified Public Accountants and its interpretations and rulings thereunder.

Section 5.20. Insurance.

As of the date of each Closing, the Company has insurance with responsible and reputable insurers covering its Properties against loss or damage of the kinds customarily insured against by companies similarly situated in the industry in which the Company conducts its business, in such amounts and with such deductibles as is customary for similarly situated companies; and the Company (i) has not received notice from any insurer or agent of such insurer that any material capital improvements or other material expenditures are required or necessary to be made in order to continue such insurance or (ii) does not have any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage at commercially available rates from similar insurers as may be necessary to continue its business.

Section 5.21. Notes Pari Passu.

The Notes do and shall rank pari passu with the Company’s unsecured senior Debt (including, without limitation, Debt incurred in accordance with the terms of the New Credit Facility).

Section 5.22. Representations and Warranties Applicable to Subsidiaries.

To the extent the Company forms or acquires any Person as a Subsidiary of the Company in accordance with the terms of this Agreement between the date of the First Closing and the date of the Second Closing, the representations and warranties contained in Sections 5.1 through 5.21 and Section 5.23 made on the Second Closing shall be deemed made by the Company with respect to each such Subsidiary so formed or acquired.

Section 5.23. Compliance with Rules, Regulations and Laws.

The Company is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 6. REPRESENTATIONS OF THE PURCHASER.

Section 6.1. Purchase for Investment.

Each Purchaser severally represents that it is purchasing the Notes for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control. Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by Law, and that the Company is not required to register the Notes.

Section 7. INFORMATION AS TO COMPANY.

Section 7.1. Financial and Business Information.

For so long as any Note is outstanding the Company shall deliver to each holder of Notes that is an Institutional Investor:

(a) Quarterly Financials. As soon as available and in any event within 45 days after the end of each of the first three quarters of each Fiscal Year, Consolidated balance sheets of the Company and its Subsidiaries as of the end of such quarter and Consolidated statements of income and a Consolidated statement of cash flows of the Company and its Subsidiaries for the period commencing at the end of the previous fiscal quarter and ending with the end of such fiscal quarter and Consolidated statements of income and a Consolidated statement of cash flows of the Company and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding Fiscal Year, all in reasonable detail and duly certified (subject to normal year-end audit adjustments) by a Senior Financial Officer of the Company as having been prepared in accordance with GAAP, and together with (i) a certificate of such officer stating that no Default or Event of Default has occurred and is continuing or, if a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action that the Company has taken and proposes to take with respect thereto and (ii) a schedule, delivered and signed by such officer, of the computations used by the Company in determining compliance with the covenants contained in Section 10(i), provided that in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Company shall also provide, if necessary for the determination of compliance with Section 10(i), a statement of reconciliation conforming such financial statements to GAAP;

(b) Annual Financials. As soon as available and in any event within 90 days after the end of each Fiscal Year, a copy of the annual audit report for such year for the Company and its Subsidiaries, including therein Consolidated balance sheets of the Company and its Subsidiaries as of the end of such Fiscal Year and Consolidated statements of income and a Consolidated statement of cash flows of the Company and its Subsidiaries for such Fiscal Year, setting forth, in each case, in comparative form the figures for the previous Fiscal Year, in each case accompanied by (i) an opinion of PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied; provided that in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Company shall also provide, if necessary for the determination of compliance with Section 10(i), a statement of reconciliation conforming such financial statements to GAAP and (ii) a certificate of a Senior Financial Officer of the Company stating that no Default or Event of Default has occurred and is continuing or, if a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action that the Company has taken and proposes to take with respect thereto and (iii) a schedule, delivered and signed by such officer, of the computations used in determining, as of the end of such Fiscal Year, compliance with the covenants contained in Section 10(i);

(c) Securities Reports. Promptly after the sending or filing thereof, copies of all regular, periodic and special reports, and all registration statements, that the Company or any of its Subsidiaries files with the SEC or any governmental authority that may be substituted therefor, or with any national securities exchange;

(d) Notice of Default or Event of Default. As soon as possible and in any event within five days after the Company first obtains knowledge of the occurrence of any Default or Event of Default, or any event, development or occurrence that could be reasonably expected to have a Material Adverse Effect, continuing on the date of such statement, a statement of an executive officer of the Company setting forth details of such Default or Event of Default, or event, development or occurrence and the action that the Company has taken and proposes to take with respect thereto;

(e) ERISA Matters. Promptly, and in any event within five days after a Responsible Officer becomes aware of any of the events described in Sections 11(j) and 11(k), a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto;

(f) Notices from Governmental Authority. Promptly after the commencement thereof, notice of all actions, suits, investigations, litigation and proceedings before any Governmental Authority affecting the Company or any of its Subsidiaries of the type described in Section 5.8; and

(g) Requested Information. Such other information respecting the business, financial condition, operations, or assets of the Company or any of its Subsidiaries as from time to time may be reasonably requested by any such holder of Notes.

Section 7.2. Officer’s Certificate.

Each set of financial statements delivered to a holder of Notes pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by the certificates of, and schedule signed by, a Senior Financial Officer referred to in Section 7.1(a) or Section 7.1(b), as the case may be.

Section 7.3. Visitation.

The Company shall permit the representatives of each holder of Notes that is an Institutional Investor:

(a) No Default. If no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company’s officers, and (with the consent of the Company, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company or any of its Subsidiaries, all at such reasonable times and as often as may be reasonably requested in writing; and

(b) Default. If a Default or Event of Default then exists, at the expense of the Company, to visit and inspect any of the offices or properties of the Company or any of its Subsidiaries, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants and the Company shall be provided an opportunity to participate in such discussions with such accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such times and as often as may be requested.

Section 8. PAYMENT AND PREPAYMENT OF THE NOTES.

Section 8.1. Maturity.

As provided therein, the entire unpaid principal balance of the Notes shall be due and payable on the Stated Maturity Dates thereof.

Section 8.2. Optional Prepayments with Make-Whole Amount.

The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes, in an amount not less than $10,000,000 of the aggregate principal amount of the Notes then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid, and the Make-Whole Amount determined for the prepayment date with respect to such principal amount. The Company will give each holder of Notes written notice of each optional prepayment under this Section 8.2 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment. Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.5), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to each holder of Notes a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.

Section 8.3. Offer of Prepayment Upon Asset Sales.

(a) Notice of Certain Dispositions. The Company will, on or prior to five Business Days after the end of any consecutive 12-month period during which the Company or any of its Subsidiaries makes one or more Asset Sales pursuant to which the Company or any of its Subsidiaries receives Net Cash Proceeds in excess of 10% of Consolidated Net Tangible Assets (determined as of the end of the fiscal quarter of the Company immediately prior to the commencement of such 12-month period (and without deduction for such Asset Sales)), give written notice of such Asset Sales to each holder of Notes which notice shall contain and constitute an offer to prepay the Notes as described in paragraph (b) of this Section 8.3 and shall be accompanied by the certificate described in paragraph (e) of this Section 8.3.

(b) Offer to Prepay Notes. The offer to prepay the Notes contemplated by paragraph (a) of this Section 8.3 shall be an offer to prepay, in accordance with and subject to this Section 8.3, the Notes held by each holder on a date specified in such offer (the “Proposed Asset Sale Prepayment Date”). The Proposed Asset Sale Prepayment Date shall be not less than 30 days and not more than 60 days after the date of such offer (if the Proposed Asset Sale Prepayment Date shall not be specified in such offer, the Proposed Asset Sale Prepayment Date shall be the 60th day after the date of such offer).

(c) Acceptance; Rejection. A holder of Notes may accept the offer to prepay made pursuant to this Section 8.3 by causing a notice of such acceptance to be delivered to the Company at least five days prior to the Proposed Asset Sale Prepayment Date. A failure by a holder of Notes to reply to an offer to prepay made pursuant to this Section 8.3 shall be deemed to constitute a rejection of such offer by such holder.

(d) Prepayment. The principal amount of the Notes to be prepaid pursuant to this Section 8.3 shall be equal to the amount, if any, by which the aggregate of all Net Cash Proceeds from all of the Asset Sales referred to in Section 8.3(a) exceeds 10% of Consolidated Net Tangible Assets (determined as of the end of the fiscal quarter of the Company immediately preceding the date of such Asset Sale and without deduction for such Asset Sales) (such Net Cash Proceeds being referred to herein as the “Excess Cash Proceeds”) together with interest on such Notes accrued to the date of prepayment, but without any premium; provided that in connection with any Asset Sale that triggers a prepayment of the Term Advances under the New Credit Facility, the Excess Cash Proceeds shall be applied ratably to the Term Advances under the New Credit Facility and an offer to purchase the Notes pursuant to this Section 8.3 on the basis of their outstanding aggregate principal amounts. The prepayment of the Notes shall be made on the Proposed Asset Sale Prepayment Date; provided further that if any of the Excess Cash Proceeds that are applicable to the prepayment of the Notes are not so applied due to any rejections of such prepayment pursuant to Section 8.3(c), such Excess Cash Proceeds shall be applied to the term loans under the New Credit Facility.

(e) Officer’s Certificate. Each offer to prepay the Notes pursuant to this Section 8.3 shall be accompanied by a certificate, executed by a Senior Financial Officer and dated the date of such offer, specifying: (i) the Proposed Asset Sale Prepayment Date; (ii) that such offer is made pursuant to this Section 8.3; (iii) the principal amount of each Note offered to be prepaid; (iv) the interest that would be due on each Note offered to be prepaid, accrued to the Proposed Asset Sale Prepayment Date; (v) that the conditions of this Section 8.3 have been fulfilled; and (vi) in reasonable detail, the nature of the Asset Sales with respect to which such prepayment is being made.

(f) Deferral of Offer to Prepay. Notwithstanding the foregoing provisions of Section 8.3, with respect to any Net Cash Proceeds realized or received with respect to any Asset Sale referred to in Section 8.3(a), if the Company shall deliver to the holders of Notes a certificate of a Senior Financial Officer to the effect that the Company and its Subsidiaries intend to reinvest such Net Cash Proceeds (or a portion thereof specified in such certificate) in its business (or enter into a binding commitment with respect to such reinvestment) within 365 days after receipt of such Net Cash Proceeds, then no prepayment need be offered by the Company pursuant to the foregoing provisions of this Section 8.3 in respect of such Net Cash Proceeds (or the portion of such Net Cash Proceeds specified in such certificate, if applicable), except that, if (x) any such Net Cash Proceeds have not been so applied by the end of such 365-day period or (y) the Company or any of its Subsidiaries have not entered into a binding commitment with respect to such application of such Net Cash Proceeds within such 365-day period and not reinvested in its business pursuant to such commitment within 180 days after entering into such commitment, the Company shall offer to prepay the Notes at that time in accordance with the foregoing provisions of this Section 8.3 in an amount equal to the amount of such Net Cash Proceeds that have not been so applied pro rata with the prepayment of the Term Advances under the New Credit Facility (if a prepayment is triggered under the New Credit Facility under such circumstances).

Section 8.4. Change of Control Put.

(a) Notice of Change of Control or Control Event. The Company will, within three Business Days after any officer of the Company or its Subsidiaries has knowledge of the occurrence of any Change of Control or Control Event, give written notice of such Change of Control or Control Event to each holder of Notes unless notice in respect of such Change of Control (or the Change of Control contemplated by such Control Event) shall have been given pursuant to paragraph (b) of this Section 8.4. If a Change of Control has occurred, such notice shall contain and constitute an offer to prepay Notes as described in paragraph (c) of this Section 8.4 and shall be accompanied by the certificate described in paragraph (g) of this Section 8.4.

(b) Condition to Company Action. The Company will not take any action that consummates or finalizes a Change of Control unless at least 30 days prior to such action it shall have given to each holder of Notes written notice containing and constituting an offer to prepay Notes as described in paragraph (c) of this Section 8.4 (the “Company Offer Notice”), accompanied by the certificate described in paragraph (g) of this Section 8.4 of the consummation or finalization of such Change of Control.

(c) Offer to Prepay Notes. The offer to prepay Notes contemplated by paragraphs (a) and (b) of this Section 8.4 shall be an offer to prepay, in accordance with and subject to this Section 8.4, all, but not less than all, the Notes held by each holder on a date specified in such offer (the “Proposed Change of Control Prepayment Date”). The Proposed Change of Control Prepayment Date shall be not less than 30 days after the date of such offer (if the Proposed Change of Control Prepayment Date shall not be specified in such offer, the Proposed Change of Control Prepayment Date shall be the 30th day after the date of such offer).

(d) Acceptance; Rejection. A holder of Notes may accept the offer to prepay made pursuant to this Section 8.4 by causing a notice of such acceptance to be delivered to the Company not later than the twentieth day following delivery of the Company Offer Notice. A failure by a holder of Notes to reply to an offer by such date to prepay made pursuant to this Section 8.4 shall be deemed to constitute a rejection of such offer by such holder.

(e) Prepayment. Prepayment of the Notes to be prepaid pursuant to this Section 8.4 shall be at 100% of the principal amount of such Notes together with interest on such Notes accrued to the date of prepayment but without any premium. The prepayment shall be made on the Proposed Change of Control Prepayment Date except as provided in paragraph (f) of this Section 8.4.

(f) Deferral pending Change of Control. The obligation of the Company to prepay Notes pursuant to the offers required by paragraph (b) and accepted in accordance with paragraph (d) of this Section 8.4 is subject to the occurrence of the Change of Control in respect of which such offers and acceptances shall have been made. In the event that such Change of Control does not occur on the Proposed Change of Control Prepayment Date in respect thereof, the prepayment shall be deferred until and shall be made on the date on which such Change of Control occurs. The Company shall keep each holder of Notes reasonably and timely informed of (i) any such deferral of the date of prepayment, (ii) the date on which such Change of Control and prepayment are expected to occur, and (iii) any determination by the Company that efforts to effect such Change of Control have ceased or been abandoned (in which case the offers and acceptances made pursuant to this Section 8.4 in respect of such Change of Control shall be deemed rescinded).

(g) Officer’s Certificate. Each offer to prepay the Notes pursuant to this Section 8.4 shall be accompanied by a certificate, executed by a Senior Financial Officer of the Company and dated the date of such offer, specifying: (i) the Proposed Change of Control Prepayment Date; (ii) that such offer is made pursuant to this Section 8.4; (iii) the interest that would be due on each Note offered to be prepaid, accrued to the Proposed Change of Control Prepayment Date; and (iv) in reasonable detail, the nature and date or proposed date of the Change of Control.

Section 8.5. Allocation of Partial Prepayments.

In the case of each partial prepayment of the Notes, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

Section 8.6. Maturity; Surrender, Etc.

In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment (which shall be a Business Day), together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

Section 8.7. Purchase of Notes.

The Company will not and will not permit any of its Subsidiaries to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes. The Company will promptly cancel all Notes acquired by it or any of its Subsidiaries pursuant to any payment or prepayment of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

Section 8.8. Make-Whole Amount.

“Make-Whole Amount” means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make Whole Amount, the following terms have the following meanings:

“Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any Note, 0.50% over the yield to maturity implied by (i) the yields reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1 on Bloomberg or, if Page PX1 (or its successor screen on Bloomberg) is unavailable, the Telerate Access Service screen which corresponds most closely to Page PX1 for the most recently issued actively traded U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. Such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the actively traded U.S. Treasury security with the maturity closest to and greater than such Remaining Average Life and (2) the actively traded U.S. Treasury security with the maturity closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

“Remaining Average Life” means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2 or Section 12.1.

“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

Section 9. AFFIRMATIVE COVENANTS.

The Company covenants that so long as any of the Notes are outstanding, it shall:

(a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, with all applicable laws, rules, regulations and orders (including, without limitation, the USA Patriot Act) of any Governmental Authority binding on it or any of its properties, except for such non-compliance as would not be reasonably expected to have a Material Adverse Effect.

(b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all material taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all material lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither the Company nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable.

(c) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain insurance with responsible and reputable insurance companies or associations and such insurance shall be maintained in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Company or any of its Subsidiaries operates.

(d) Preservation of Corporate Existence, Etc. Except as expressly permitted by Section 10(d), preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its legal existence, and, except as would not be reasonably expected to have a Material Adverse Effect, its permits, licenses, approvals, privileges and franchises necessary to the normal conduct of its business.

(e) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company and each Subsidiary of the Company to the extent necessary to prepare financial statements that are in accordance with GAAP in effect from time to time.

(f) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its Properties that are used or useful in the conduct of its business in accordance with the Company’s or its Subsidiaries’ established maintenance plan as in effect from time to time consistent with past practices.

(g) Transactions with Affiliates. Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under the Loan Documents with any of their Affiliates on terms that are no less favorable to the Company or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate (including, pursuant to the agreement set forth in item 1 on Schedule 9(g) for so long as such agreement is in effect), except transactions pursuant to the agreement set forth in item 2 on Schedule 9(g).

(h) Continuance of Rating. The Company, at least once annually, shall request at least one Required Rating Agency (as of the date of the First Closing, S&P) to update the credit rating issued on the long-term debt of the Company and shall furnish to such Required Rating Agency the information referred to in Section 7.1, together with such other information as such Required Rating Agency may reasonably request in connection with its rating of the long-term debt of the Company.

(i) Covenant Regarding Subsidiaries. Upon the formation or acquisition by the Company or any of its Subsidiaries of any new direct or indirect Subsidiary that is organized under the laws of any political subdivision of the United States of America, within ten (10) days after such formation or acquisition, at the Company’s election, either (i) at the Company’s expense, cause such Subsidiary, and cause each direct and indirect parent of such Subsidiary (if it has not already done so), to duly execute and deliver to each holder of Notes a Subsidiary Guaranty, guaranteeing the obligations of the Company and the other Subsidiary Guarantors under the Loan Documents and to provide an opinion of outside counsel of nationally recognized standing to the effect that each Subsidiary Guaranty is a legal, valid and binding obligation of such Subsidiary Guarantor, enforceable against such Subsidiary Guarantor in accordance with its terms, or (ii) notify each holder of Notes that such Subsidiary shall not be a Subsidiary Guarantor hereunder (each such Subsidiary, a “Non-Guarantor Subsidiary”) and shall cause such Subsidiary to be in compliance with Section 10(a) and Section 10(b) to the extent applicable to a Non-Guarantor Subsidiary in addition to any other provisions of the Loan Documents applicable to any Subsidiary of the Company.

Section 10. NEGATIVE COVENANTS.

The Company covenants that, so long as any of the Notes are outstanding, it will not and will cause its Subsidiaries not to, at any time:

(a) Liens, Etc. Create, incur, assume or suffer to exist any Lien on or with respect to any of its Properties of any character (including, without limitation, accounts) whether now owned or hereafter acquired, or sign or file, under the Uniform Commercial Code of any jurisdiction, a financing statement that names the Company or any of its Subsidiaries as debtor, or sign or suffer to exist any security agreement authorizing any secured party thereunder to file such financing statement, or assign any accounts or other right to receive income, except:

(i) Permitted Liens for the Company and its Subsidiaries;

(ii) Liens existing on the date hereof and described on Schedule 5.15 hereto and any replacement, extension or renewal of the indebtedness secured by such Lien; provided that the amount of Debt or other obligations secured thereby is not increased and is not secured by any additional assets;

(iii) Liens arising in connection with Capitalized Leases; provided that no such Lien shall extend to or cover any assets other than the assets subject to such Capitalized Leases and purchase money Liens upon or in real property, equipment or other fixed or capital assets acquired or held by the Company or any of its Subsidiaries to secure the purchase price of such property, equipment or other fixed or capital assets or to secure Debt incurred for the purpose of financing the acquisition, construction or improvement of any such property, equipment or other fixed or capital assets, or Liens existing on any such property, equipment or other fixed or capital assets at the time of acquisition, or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided that no such Lien shall extend to or cover any property other than the property, equipment or other fixed or capital assets being acquired, constructed or improved, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced; and provided, that the aggregate principal amount of the Debt secured by Liens permitted by this clause (iii) shall not exceed $50,000,000 at any time outstanding; and

(iv) the Company or any of its Subsidiaries may create or assume any other Lien securing Debt if, after giving effect to such Debt, the Priority Obligations Amount does not exceed 10% of the Consolidated Net Tangible Assets; provided, however, that if the Company or any of the Subsidiaries cannot or does not wish to comply with the restrictions set forth in this Section 10(a)(iv), then, as conditions to such non-compliance, (x) (A) a Senior Financial Officer shall provide a certificate to all holders of Notes describing in reasonable detail such non-compliance and the Debt to be secured by such Lien (including details of such Lien) and (B) the Company and/or such Subsidiary shall make, or cause to be made, effective a provision whereby the Notes will be equally and ratably secured with the Debt with respect to which there is non-compliance with the limitation on Liens set forth in this Section 10(a)(iv), such security to be pursuant to an agreement reasonably satisfactory to the Required Holders and, in any such case, the holders of Notes shall have the benefit, to the fullest extent that, and with such priority as, the holders of the Notes may be entitled under applicable law, of an equitable Lien on such property and (y) the holders of the Notes shall have received a favorable opinion of counsel reasonably satisfactory to the Required Holders with respect thereto.

(b) Debt of Non-Guarantor Subsidiaries. In the case of any Non-Guarantor Subsidiary, create, incur, assume or suffer to exist any Debt, unless if after giving effect to such Debt, the Priority Obligations Amount does not exceed 10% of the Consolidated Net Tangible Assets.

(c) Change in Nature of Business. Make any material change in the nature of the Company’s business as carried on at the date hereof.

(d) Mergers, Etc. Merge into or consolidate with any Person or permit any Person to merge into it, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or permit any of its Subsidiaries to do so, except that:

(i) any Subsidiary of the Company may merge into or consolidate with the Company; provided that the Company is the continuing or surviving Person;

(ii) any Subsidiary of the Company may merge into or consolidate with any other Subsidiary of the Company; provided that, in the case of any such merger or consolidation to which a Guarantor is a party, the Person formed by such merger or consolidation shall be a Guarantor;

(iii) any Subsidiary of the Company may be liquidated or dissolved if the Company determines in good faith that such liquidation or dissolution is in the best interest of the Company and is not materially disadvantageous to the holders of the Notes; and

(iv) any Subsidiary of the Company may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that the Person surviving such merger shall be a Subsidiary of the Company;

provided, however, that in each case, immediately before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing.

(e) Sales, Etc., of Assets. Dispose of, in one transaction or in a series of transactions, all or substantially all of its assets during any Fiscal Year, except:

(i) in a transaction authorized by Section 10(d); and

(ii) Dispositions of assets among the Company and its Subsidiaries.

(f) Restricted Payments. Declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Interests now or hereafter outstanding, return any capital to its stockholders, partners or members (or the equivalent Persons thereof) as such, make any distribution of assets, Equity Interests, obligations or securities to its stockholders, partners or members (or the equivalent Persons thereof) as such or make any payment on any Debt owing to its direct or indirect parent (or any equity owner thereof) or any Affiliate thereof (other than payments on the Notes and indebtedness under the New Credit Facility) (any of the foregoing, a “Restricted Payment”), or permit any of its Subsidiaries to do any of the foregoing, or permit any of its Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any Equity Interests in the Company or to issue or sell any Equity Interests therein, except that, (i) any Subsidiaries may make Restricted Payments to the Company and (ii) so long as no Default or Event of Default has occurred and is continuing and the Company is in pro forma compliance with Section 10(i) after giving effect to such Restricted Payments, the Company may make distributions to Holdco.

(g) Sales and Leasebacks. Enter into any arrangement with any Person (other than Subsidiaries of the Company) providing for the leasing by the Company or any Subsidiary of real or personal property that has been or is to be sold or transferred by the Company or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Company or such Subsidiary (each a “Sale Leaseback Transaction”), unless if after giving effect to such Sale Leaseback Transaction, the Priority Obligations Amount does not exceed 10% of the Consolidated Net Tangible Assets.

(h) Use of Proceeds. Use the proceeds of any Notes for any purpose other than for purposes set forth in Section 5.14.

(i) Debt/Capitalization Ratio. Permit the Debt/Capitalization Ratio as of the last day of any fiscal quarter of the Company to be greater than 65%.

Section 11. EVENTS OF DEFAULT.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a) the Company defaults in the payment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b) the Company defaults in the payment of any interest on any Note for more than five Business Days after the same becomes due and payable; or

(c) any representation or warranty made by the Company or its Subsidiaries (or any of its officers or Responsible Officers) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or

(d) the Company shall fail to perform or observe any term, covenant or agreement contained in Section 7.1(d), Section 9(d) and Section 10; or

(e) the Company or its Subsidiaries shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for 30 days after the earlier of (i) a Responsible

Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(e)); or

(f) the Company or any of its Subsidiaries shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Debt (other than Debt of the type described in (i) clause (g) of the definition thereof or (ii) clause (h) of the definition thereof to the extent no demand for payment has been made on the Company or any of its Subsidiaries with respect to such Contingent Obligations) or any Hedge Agreements of the Company or such Subsidiary (as the case may be) that is outstanding in a principal amount (or, in the case of any Hedge Agreement, an Agreement Value) of at least $50,000,000 either individually or in the aggregate for the Company and all such Subsidiaries (but excluding Debt outstanding under the Notes), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise but other than as a result of the consequences, if any, of a Change of Control under the New Credit Facility), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt or otherwise to cause, or to permit the holder thereof to cause, such Debt to mature (other than, in each case, as a result of the consequences, if any, of a Change of Control under the New Credit Facility); or any such Debt shall be declared to be due and payable or required to be prepaid or redeemed (other than a required prepayment or redemption under Section 2.06 of the New Credit Facility or under any “due on sale” provision of any secured Debt, except as a result of a default or event of default thereunder), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt (unless required under Section 2.06 of the New Credit Facility or under any “due on sale” provision of any secured Debt, except as a result of a default or event of default thereunder) shall be required to be made, in each case prior to the stated maturity thereof (other than, in each case, as a result of the consequences, if any, of a Change of Control under the New Credit Facility); or

(g) (i) CCE Holdings, CrossCountry, Holdco, the Company or any Subsidiary of the Company shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or (ii) any proceeding shall be instituted by or against CCE Holdings, CrossCountry, Holdco, the Company or any Subsidiary of the Company seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or (iii) CCE Holdings, CrossCountry, Holdco, the Company or any Subsidiary of the Company shall take any corporate action to authorize any of the actions set forth above in this paragraph (g); or

(h) any judgments or orders, either individually or in the aggregate, for the payment of money in excess of $50,000,000 shall be rendered against the Company or any of its Subsidiaries and there shall be any period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not give rise to an Event of Default under this paragraph (h) if and for so long as (i) the amount of such judgment or order is covered by a valid and binding surety bond or policy of insurance between the defendant and the insurer and (ii) such insurer has been notified, and has not disputed the claim made for payment, of the amount of such judgment or order; or

(i) any Loan Document shall for any reason cease to be valid and binding on or enforceable against any party thereto, or any such party shall so state in writing; or

(j) any ERISA Event shall have occurred with respect to a Plan and the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans with respect to which an ERISA Event shall have occurred and then exist (or the liability of the Company or its Subsidiaries and the ERISA Affiliates related to such ERISA Event) could reasonably be expected to have a Material Adverse Effect and (i) demand by the PBGC is made against the Company or any of its Subsidiaries for the payment of such Insufficiency, and such Insufficiency is not satisfied within 60 days of such demand or, if earlier, the date stated in the demand or (ii) a lien is imposed on the Company or any of its Subsidiaries in connection with the failure to pay such Insufficiency, and such Insufficiency is not satisfied within 60 days; or

(k) the Company or any of its Subsidiaries or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and as a result of such reorganization or termination the aggregate annual contributions of the Company and its Subsidiaries and the ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization or termination occurs by an amount, which could reasonably be expected to have a Material Adverse Effect.

Section 12. REMEDIES ON DEFAULT, ETC.

Section 12.1. Acceleration.

(a) If an Event of Default with respect to the Company described in Section 11(g)(i) or Section 11(g)(ii) has occurred and is continuing, all the Notes then outstanding shall automatically become immediately due and payable.

(b) If any other Event of Default has occurred and is continuing, Required Holders may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

(c) If any Event of Default described in Section 11(a) or Section 11(b) has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (i) all accrued and unpaid interest thereon (including, but not limited to, interest accrued thereon at the Default Rate) and (ii) the Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable Law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

Section 12.2. Other Remedies.

If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by Law or otherwise.

Section 12.3. Rescission.

At any time after any Notes have been declared due and payable pursuant to Section 12.1(b) or Section 12.1(c), Required Holders, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable Law) any overdue interest in respect of the Notes, at the Default Rate, (b) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

Section 12.4. No Waivers or Election of Remedies, Expenses, Etc.

No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any

Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

Section 13. REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

Section 13.1. Registration of Notes.

The Company shall keep at its principal executive office a register for the registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

Section 13.2. Transfer and Exchange of Notes.

Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within ten Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of the Note of such series originally issued hereunder. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $100,000, provided, that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $100,000, provided, further, that no holder shall transfer (other than to a Subsidiary or other Affiliate of such holder) Notes if such transfer causes such holder, its Subsidiaries and other Affiliates of such holder, taken as a whole, to own less than $1,000,000 in aggregate principal amount of Notes (unless such transfer causes such holder, its Subsidiaries and other Affiliates of such holder, taken as a whole, to Dispose of all the Notes owned by any of them).

Section 13.3. Replacement of Notes.

Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $50,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b) in the case of mutilation, upon surrender and cancellation thereof,

within ten Business Days thereafter, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

SECTION 14. PAYMENTS ON NOTES.

Section 14.1. Place of Payment.

Subject to Section 14.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be at such place the Company may at any time, by notice specify to each holder of a Note, so long as such place of payment shall be either the principal office of the Company in New York, New York or the principal office of a bank or trust company in New York, New York.

Section 14.2. Home Office Payment.

So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, and interest by the method and at the address specified for such purpose below such Purchaser’s name in Schedule A, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2. The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 14.2.

Section 15. EXPENSES, ETC.

Section 15.1. Transaction Expenses.

Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys’ fees of a special counsel and if reasonably required by the Required Holders, local or other counsel) incurred by the Purchasers and each other holder of a Note in connection with such transactions (including reasonable fees, charges and disbursements of the Purchasers’ special counsel incurred on and after the date of such Closing with respect to preparation and delivery of closing document sets and binders for the transactions contemplated hereby to the holders of Notes and other Persons) and in connection with any amendments, waivers or consents under or in respect of this Agreement or the Notes (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the Notes, or by reason of being a holder of any Note, and (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any of its Subsidiaries or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes. The Company will pay, and will save each Purchaser and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the Notes).

Section 15.2. Survival.

The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of either this Agreement or the Notes, and the termination of this Agreement.

Section 16. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between each Purchaser and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

Section 17. AMENDMENT AND WAIVER.

Section 17.1. Requirements.

This Agreement and the Notes may be amended, and the observance of any term hereof or thereof may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Section 1, 2, 3, 4, 5, 6 or 21 hereof, or any defined term (as it is used therein), will be effective as to any holder of Notes unless consented to by such holder of Notes in writing, and (b) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (i) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest or of the Make-Whole Amount on, the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (iii) amend any of Sections 8, 11(a), 11(b), 12, 17 or 20.

Section 17.2. Solicitation of Holders of Notes.

(a) Solicitation. The Company will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent by the Company in respect of any of the provisions hereof or of the Notes. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

(b) Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes of any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each holder of Notes then outstanding so long as such holder consents to such waiver or amendment.

(c) Consent in Contemplation of Transfer. Any consent made pursuant to this Section 17 by a holder of Notes that has transferred or has agreed to transfer its Notes to the Company or any Restricted Person and has provided or has agreed to provide such written consent as a condition to such transfer shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such holder.

Section 17.3. Binding Effect, Etc.

Any amendment or waiver consented to as provided in this Section 17 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

Section 17.4. Notes Held by Company, Etc.

Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any Restricted Persons shall be deemed not to be outstanding.

Section 18. NOTICES.

All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

(i) if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in Schedule A, or at such other address as such Purchaser or nominee shall have specified to the Company in writing,

(ii) if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or

(iii) if to the Company, to the Company at its address set forth at the beginning hereof to the attention of President and Chief Operating Officer, or at such other address as the Company shall have specified to the holder of each Note in writing.

Notices under this Section 18 will be deemed given only when actually received.

Section 19. REPRODUCTION OF DOCUMENTS.

This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at the Closings (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital, or other similar process and such Purchaser may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable Law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

Section 20. CONFIDENTIAL INFORMATION.

For the purposes of this Section 20, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Company or any of its Subsidiaries in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature when received by such Purchaser as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Company or any of its Subsidiaries or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available. Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (v) any Person from which it offers to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes and this Agreement. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 20.

Section 21. SUBSTITUTION OF PURCHASER.

Each Purchaser shall have the right to substitute any one of its Affiliates as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 21), shall be deemed to refer to such Affiliate in lieu of such original Purchaser. In the event that such Affiliate is so substituted as a Purchaser hereunder and such Affiliate thereafter transfers to such original Purchaser all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, any reference to such Affiliate as a “Purchaser” in this Agreement (other than in this Section 21), shall no longer be deemed to refer to such Affiliate, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.

Section 22. MISCELLANEOUS.

Section 22.1. Successors and Assigns.

All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

Section 22.2. Payments Due on Non-Business Days.

Anything in this Agreement or the Notes to the contrary notwithstanding (but without limiting the requirement in Section 8.6 that the notice of any optional prepayment specify a Business Day as the date fixed for such prepayment), any payment of principal of or Make-Whole Amount or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; provided that if the maturity date of any Note is a date other than a Business Day, the payment otherwise due on such maturity date shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

Section 22.3. Accounting Terms.

All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (ii) all financial statements shall be prepared in accordance with GAAP.

Section 22.4. Severability.

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by Law) not invalidate or render unenforceable such provision in any other jurisdiction.

Section 22.5. Construction, Etc.

Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

For the avoidance of doubt, all Schedules and Exhibits attached to this Agreement shall be deemed to be a part hereof.

Section 22.6. Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

Section 22.7. Governing Law.

This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York.

Section 22.8. Jurisdiction and Process; Waiver of Jury Trial.

(a) The Company and each of the Purchasers irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes. To the fullest extent permitted by applicable Law, the Company and each of the Purchasers, irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b) The Company consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 22.8(a) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified in Section 18 or at such other address of which such holder shall then have been notified pursuant to said Section. Each Purchaser consents to process being served by or on behalf of the Company in any suit, action or proceeding of the nature referred to in Section 22.8(a) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified in Section 18 or at such other address of which the Company shall then have been notified pursuant to said Section. The Company and each of the Purchasers agree that such respective service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable Law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(c) Nothing in this Section 22.8 shall affect the right of any holder of a Note to serve process in any manner permitted by Law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(d) The parties hereto hereby waive trial by jury in any action brought on or with respect to this Agreement, the Notes or any other document executed in connection herewith or therewith.

Section 22.9. For Georgia Investors.

These Notes will be issued and sold in reliance on paragraph 13 of Code Section 10-5-9 of the “Georgia Securities Act of 1973,” and may not be sold or transferred except in a transaction which is exempt under such Act or pursuant to an effective registration under such Act.

[Remainder of Page Intentionally Left Blank]

If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Company, whereupon this Agreement shall become a binding agreement between you and the Company.

Very truly yours,
TRANSWESTERN PIPELINE COMPANY, LLC

By:	/s/ Richard N. Marshall
Name: Richard N. Marshall
Title: Vice President and Treasurer

SCHEDULE A

INFORMATION RELATING TO PURCHASERS

NAME AND ADDRESS OF PURCHASER:	PRINCIPAL AMOUNT OF NOTES TO BE PURCHASED:
	SERIES 1	$
	SERIES 2	$
	SERIES 3	$

(1)	All payments by wire transfer of immediately available funds to:

with sufficient information to identify the source and application of such funds.

(2)	All notices of payments and written confirmations of such wire transfers:

(3)	All other communications:

(4)	Tax Identification Number:

SCHEDULE B

DEFINED TERMS

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Interests, by contract or otherwise.

“Agreement” means that certain Note Purchase Agreement, dated as of November 17, 2004 between the Company and the Purchasers.

“Agreement Value” means, for each Hedge Agreement, on any date of determination, an amount equal to all obligations thereunder (including the amount of any termination payments that would be payable on such date if the Hedge Agreement were terminated).

“Anti-Terrorism Order” means Executive Order No. 13,224 of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 U.S. Fed. Reg. 49, 079 (2001), as amended.

“Asset Sale” means a sale, lease, transfer or other deposition by the Company or any of its Subsidiaries to any Person (other than the Company or any of its Subsidiaries), in one transaction or in a series of transactions, of any of its assets, other than (a) the sale of pipeline capacity or natural gas or inventory in the ordinary course of business, (b) the sale of surplus, obsolete or worn-out equipment, vehicles or other property in the ordinary course of business, (c) the lease or sublease of any property in the ordinary course of business, (d) the voluntary termination of any Hedge Agreement, (e) the sale or discount of accounts receivable in the ordinary course of business in connection with the compromise or collection thereof, and (f) the disposition of all or substantially all of its assets in a manner permitted pursuant to Section 10(e)(i) or Section 10(e)(ii).

“Attributable Indebtedness” means, with respect to any Sale Leaseback Transaction, the present value (discounted at the rate set forth or implicit in the terms of the lease included in such Sale Leaseback Transaction) of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that do not constitute payments for property rights) during the remaining term of the lease included in such Sale Leaseback Transaction (including any period for which such lease has been extended). In the case of any lease that is terminable by the lessee upon payment of a penalty, the Attributable Indebtedness shall be the lesser of the Attributable Indebtedness determined assuming termination on the first date such lease may be terminated (in which case the Attributable Indebtedness shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date on which it may be so terminated) or the Attributable Indebtedness determined assuming no such termination.

“Bloomberg” means Bloomberg Financial Markets.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

“Capitalized Leases” means, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Cases” means the cases of Enron and certain of its Affiliates pursuant to chapter 11 of title 11 of the United States Code.

“CCE Holdings” means CCE Holdings, LLC, a Delaware limited liability company.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“Change of Control” means the occurrence of any of the following events: (a) the failure of Southern Union Company Entities and GE Entities to own, individually or collectively, more than 50% of the aggregate Equity Interests in CCE Holdings, (b) the failure of Southern Union Company Entities to own at least 40% of the aggregate Equity Interests in CCE Holdings, (c) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person (or syndicate or group of Persons which are deemed a “person” for the purposes of Section 13(d) and Section 14(d)(2) of the Securities Exchange Act of 1934, as amended) other than GE Entities, of more of the Equity Interests in CCE Holdings than Southern Union Company Entities, (d) the failure of a Southern Union Company Entity to be the managing member of CCE Holdings or (e) the failure of CCE Holdings to own, directly or indirectly, 100% of the Equity Interests in the Company.

“Closing” and “Closings” have the meanings assigned to those terms in Section 3 of this Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

“Company” has the meaning assigned to that term in the introductory paragraph of this Agreement.

“Company Offer Notice” has the meaning assigned to that term in Section 8.4(b) of this Agreement.

“Confidential Information” has the meaning assigned to that term in Section 20 of this Agreement.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated Net Tangible Assets” means, at any date of determination, the total amount of assets of the Company and its Subsidiaries after deducting therefrom:

(a) all current liabilities (excluding (i) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (ii) current maturities of Long-Term Debt); and

(b) the value (net of any applicable reserves) of all goodwill, trade names, trademarks, patents and other like intangible assets,

all as set forth on the Consolidated balance sheet of the Company and its Subsidiaries for the Company’s most recently completed fiscal quarter, prepared in accordance with GAAP.

“Consolidated Total Capitalization” means, at any time, an amount equal to the sum of (a) Consolidated Debt for Borrowed Money of the Company and its Subsidiaries at such time plus (b) an amount equal to the sum of all amounts which, in accordance with GAAP, would be included under members’ equity on a Consolidated balance sheet of the Company and its Subsidiaries.

“Contingent Obligation” means, with respect to any Person, any Obligation or arrangement of such Person to guarantee or intended to guarantee any Debt, leases, dividends or other payment Obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the Obligation of a primary obligor, (b) the Obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement (other than in the ordinary course of business and not in connection with a financing transaction of such Person) or (c) any Obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Control Event” means:

(i) the execution by the Company, the GE Entities, the Southern Union Company Entities, or any other Person (which has notified the Company) of any agreement or letter of intent with respect to any proposed transaction or event or series of transactions or events which, individually or in the aggregate, may reasonably be expected to result in a Change of Control,

(ii) the execution of any written agreement which, when fully performed by the parties thereto, would result in a Change of Control, or

(iii) the making of any written offer by any person (as such term is used in section 13(d) and section 14(d)(2) of the Exchange Act as in effect on the date of a Closing) or related persons constituting a group (as such term is used in Rule 13d-5 under the Exchange Act as in effect on the date of a Closing) to the holders of the common stock of the Company, which offer, if accepted by the requisite number of holders, would result in a Change of Control.

“CrossCountry” means CrossCountry Energy, LLC, a Delaware limited liability company.

“CrossCountry Acquisition” means the acquisition by CCE Holdings of 100% of all issued and outstanding Equity Interests in CrossCountry in accordance with the CrossCountry Acquisition Agreement.

“CrossCountry Acquisition Agreement” means that certain Purchase Agreement dated as of June 24, 2004 and amended by Amendment No. 1 dated as of September 1, 2004, and by Amendment No. 2 dated as of November 11, 2004, by and among Enron Operations Services, LLC, Enron Transportation Services, LLC, EOC Preferred, L.L.C. and Enron Corp., as sellers, and CCE Holdings, as purchaser, and all schedules, exhibits and annexes thereto.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all Obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person’s business), (c) all Obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all Obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Obligations of such Person as lessee under Capitalized Leases, (f) all Obligations of such Person under acceptance, letters of credit or other similar arrangements or credit support facilities, (g) all Obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person or any other Person or any warrants, rights or options to acquire such Equity Interests, valued, in the case of Redeemable Preferred Interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Contingent Obligations of such Person in respect of the types of Debt described in clauses (a) through (g) above and (i) all indebtedness and other payment Obligations referred to in clauses

(a) through (h) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment Obligations.

“Debt for Borrowed Money” of any Person means, at any date of determination, all Debt of such Person (other than Debt referred to in clause (g) of the definition thereof).

“Debt/Capitalization Ratio” means, as of any date of determination, the ratio of (a) the aggregate amount of outstanding Consolidated Debt for Borrowed Money of the Company and its Subsidiaries as of such date to (b) Consolidated Total Capitalization of the Company and its Subsidiaries as of such date.

“Default” means the occurrence and continuance of an event, which with the giving of notice or lapse of time, or both, would constitute an Event of Default.

“Default Rate” means that rate of interest that is the greater of (i) 2.0% per annum above the rate of interest stated in clause (a) of the first paragraph of the Notes or (ii) 2.0% over the rate of interest publicly announced by JPMorgan Chase Bank in New York, New York, as its “base” or “prime” rate.

“Disclosure Documents” has the meaning assigned to that term in Section 5.3 of this Agreement.

“Dispose” or “Disposition” means a sale, lease, transfer or other disposition.

“Enron” means Enron Corp., an Oregon corporation.

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, any Environmental Permit or Hazardous Material or arising from alleged injury or threat to health, safety or the environment, including, without limitation, (a) by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any Governmental Authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any Federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or non-voting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the controlled group of the Company or any of its Subsidiaries, or under common control with the Company or any of its Subsidiaries, within the meaning of Section 414(b), (c), (m), or (o) of the Internal Revenue Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Internal Revenue Code or Section 302 of ERISA), which remains unsatisfied; (c) the filing pursuant to Section 412(d) of the Internal Revenue Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan which is pending; (d) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice of proceedings to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, imposing Withdrawal Liability or determining that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Event of Default” has the meaning assigned to that term in Section 11 of this Agreement.

“Excess Cash Proceeds” has the meaning assigned to that term in Section 8.3(d) of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Existing Credit Facility” means that certain Credit Agreement, dated as of May 3, 2004, among the Company, the lenders from time to time parties thereto, Wachovia Bank, National Association, as administrative agent and collateral agent, Suntrust Bank, as syndication agent and the other parties thereto.

“First Closing” has the meaning assigned to that term in Section 3 of this Agreement.

“Fiscal Year” means a fiscal year of the Company and its Consolidated Subsidiaries ending on December 31 in any calendar year.

“GAAP” means those generally accepted accounting principles as in effect from time to time in the United States of America.

“GE Entities” means, collectively, General Electric Capital Corporation, a Delaware corporation, and its Affiliates.

“Governmental Authority” means any nation or government, any state, province, city, municipal entity or other political subdivision thereof, and any governmental, executive, legislative, judicial, administrative or regulatory agency, department, authority, instrumentality, commission, board, bureau or similar body, whether federal, state, provincial, territorial, local or foreign, exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Governmental Authorization” means any authorization, approval, consent, franchise, license, covenant, order, ruling, permit, certification, exemption, notice, declaration or similar right, undertaking or other action of, to or by, or any filing, qualification or registration with, any Governmental Authority.

“Guarantor” means any Subsidiary of the Company that enters into a Subsidiary Guaranty.

“Hazardous Materials” means (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Hedge Agreements” means interest rate, commodity or currency swap, cap or collar agreements, future or option contracts and other hedging agreements (including, without limitation, all “swap agreements” as defined in 11 U.S.C. § 101).

“Holdco” means Transwestern Holding Company, LLC, a Delaware limited liability company.

“Holdco Credit Facility” means the Credit Agreement, dated as of November 17, 2004, among Holdco, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, Merrill Lynch Capital Corp., as syndication agent, WestLB AG, New York Branch, Bank of America, N.A. and SunTrust Bank, as Co-Documentation Agents.

“Holdco Note Agreement” means that certain Note Purchase Agreement, dated as of the date hereof, between Holdco and the purchasers listed in Schedule A thereto.

“Holdco Notes” means the $225,000,000 senior unsecured notes issued by Holdco on the date of the First Closing pursuant to the Holdco Note Agreement.

“Institutional Investor” means (a) any Purchaser of a Note, (b) any holder of a Note holding (together with one or more of its affiliates) $1,000,000 or more in aggregate principal amount of either the Series A Notes or the Series B Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Note.

“Insufficiency” means, with respect to any Plan, the amount, if any, by which its benefit liabilities, as defined in Section 4001(a)(16) of ERISA, determined using the actuarial assumptions used for funding purposes in the most recent actuarial report prepared for such Plan, exceeds the fair market value of such Plan’s assets.

“Investment Company Act” means the United States Investment Company Act of 1940, as amended from time to time, and the rules and regulations of the SEC promulgated thereunder.

“Law” means any foreign, federal, state, local (including municipal) or other statute, law, rule, regulation, ordinance, order, code, policy or rule of common law, now or hereafter in effect, and any judicial or administrative interpretation thereof by a Governmental Authority or otherwise (including any judicial or administrative order, consent decree, judgment, awards, injunction, determination, or writ to which the Company or any of its Subsidiaries is a party).

“Leased Real Property” has the meaning assigned to that term in Section 5.10 of this Agreement.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Loan Documents” means this Agreement, the Notes and any Subsidiary Guaranty.

“Long-Term Debt” means any Debt that, in accordance with GAAP, constitutes (or, when incurred, constituted) a long-term liability.

“Make-Whole Amount” has the meaning assigned to that term in Section 8.8 of this Agreement.

“Material” means material in relation to the business, operations, affairs, financial condition, assets, properties, or prospects of the Company and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, financial condition or assets of the Company and its Subsidiaries, taken as a whole, (b) the ability of any party to any Loan Documents to perform their obligations thereunder or (c) the validity or enforceability of any Loan Documents or the rights and remedies of the Purchasers.

“Memorandum” has the meaning assigned to that term in Section 5.3 of this Agreement.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Company and its Subsidiaries or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Company and its Subsidiaries or any ERISA Affiliate and at least one Person other than the Company and its Subsidiaries and the ERISA Affiliates or (b) was so maintained and in respect of which the Company and its Subsidiaries or any ERISA Affiliate could reasonably be expected to have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“NAIC” means the National Association of Insurance Commissioners or any successor thereto.

“Net Cash Proceeds” means, with respect to any Asset Sale, the aggregate amount of cash received from time to time (whether as initial consideration or through payment or disposition of deferred consideration) in connection with such transaction after deducting therefrom only (without duplication) (i) all out-of-pocket costs and expenses of the Company incurred in connection with such transaction, including any brokerage commissions, underwriting fees and discounts, legal fees, finder’s fees and other similar fees and commissions, (ii) the amount of taxes payable in connection with or as a result of such transaction and (iii) the amount of any Debt secured by a Lien on such asset that, by the terms of the agreement or instrument governing such Debt, is required to be repaid upon such disposition, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid to a Person that is not an Affiliate of the Company or a Restricted Person and are properly attributable to such transaction or to the asset that is the subject thereof; provided, however, that in the case of taxes that are deductible under clause (ii) above but for the fact that, at the time of receipt of such cash, such taxes have not been actually paid or are not then payable, the Company or its Subsidiaries may deduct an amount (the “Reserved Amount”) equal to the amount reserved in accordance with GAAP for the Company’s or its Subsidiaries reasonable estimate of such taxes, other than taxes for which the Company or such Subsidiary is indemnified, provided further, however, that, at the time such taxes are paid, an amount equal to the amount, if any, by which the Reserved Amount for such taxes exceeds the amount of such taxes actually paid shall constitute “Net Cash Proceeds” of the type for which such taxes were reserved for all purposes hereunder.

“New Credit Facility” means the Credit Agreement, dated as of November 17, 2004, among the Company, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, Merrill Lynch Capital Corp., as syndication agent, WestLB AG, New York Branch, Bank of America, N.A. and SunTrust Bank, as Co-Documentation Agents, or any refinancing or replacement thereof.

“Non-Guarantor Subsidiary” has the meaning assigned to that term in Section 9(i) of this Agreement.

“Notes” has the meaning assigned to that term in Section 1(ii) of this Agreement.

“NPL” means the National Priorities List under CERCLA.

“Obligation” means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 5.8. Without limiting the generality of the foregoing, the Obligations of the Company or any of its Subsidiaries under the Loan Documents include the obligation to pay principal, interest, premium (including any Make-Whole Amount), charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by the Company or any of its Subsidiaries under any Loan Document.

“Officer’s Certificate” means, with respect to any Person, a certificate signed by a Responsible Officer of such Person.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA, or any successor.

“Permitted Liens” means any of the following Liens:

(a) Any Lien:

(i) arising by reason of deposits with or the giving of any form of security to any governmental agency or any other governmental body created or approved by law or governmental regulation for any purpose at any time in connection with the financing of the acquisition or construction of property to be used in the business of the Company or a Subsidiary of the Company;

(ii) for current taxes and assessments or not at the time delinquent and for which adequate reserves have been established to the extent required by GAAP; or

(iii) for taxes and assessments which are delinquent but the validity of which is being contested at the time by the Company or a Subsidiary of the Company in good faith and by appropriate proceedings and for which adequate reserves have been established to the extent required by GAAP;

(b) Leases, whether now or hereafter existing, in the ordinary course of business, of property and assets now and hereafter owned by the Company or any of its Subsidiaries (excluding Capitalized Leases) and any renewals or extensions thereof;

(c) Liens reserved in leases, or arising by operation of law, for rent and for compliance with the terms of the lease in the case of the leasehold estates;

(d) Liens arising by reason of deposits with or the giving of any form of security to any governmental agency or any other governmental body created or approved by law or governmental regulation for any purpose at any time as required by law or governmental regulation as a condition to the transaction of any business or the exercise of any privilege or license, or to enable the Company or its Subsidiaries to maintain self-insurance or to participate in any fund for liability on any insurance risks or in connection with workmen’s compensation, unemployment insurance, old age pensions or other social security or to share in the privileges or benefits required for companies participating in such arrangements;

(e)(i) Mechanics’, materialmen’s, warehousemen’s, landlord’s or similar Liens or any Lien arising by reason of pledges or deposits to secure payment of workmen’s compensation or other insurance or social security legislation, (ii) good faith deposits or downpayments in connection with tenders or leases of real estate, bids or contracts (other than contracts for the payment of money), including contracts for the acquisition of machinery and equipment, (iii) deposits to secure public or statutory obligations, (iv) deposits to secure or in lieu of surety, stay or appeal bonds, (v) margin deposits (provided that all such margin deposits shall not exceed $2,000,000 in the aggregate at any time) and (vi) deposits as security for the payment of taxes or assessments or other similar charges;

(f) Liens of any judgments not constituting an Event of Default under Section 11(h);

(g) Any obligation or duties, affecting the property of the Company or its Subsidiaries, to any municipality or governmental, statutory or other public authority with respect to any franchise, grant, lease, license, permit or similar arrangement with such authority;

(h) Rights reserved to or vested in any municipality or governmental, statutory or other public authority by the terms of any right, power, franchise, grant, license or permit or by any provision of law, to terminate or to require annual or other periodic payments as a condition to the continuance of such right, power, franchise, grant, license or permit;

(i) Rights reserved to or vested in any municipality or governmental, statutory or other public authority to control or regulate any property of the Company or its Subsidiaries, or to use such property in any manner which does not materially impair the use of such property for the purpose for which it is held by the Company or such Subsidiaries;

(j) Zoning laws and ordinances;

(k) Restrictive covenants, easements on, exceptions to or reservations in respect of any property of the Company or its Subsidiaries granted or reserved for the purpose of electric lines, fiber optic lines, water and sewer lines, pipelines, other utilities, roads, streets, alleys, highways, railroad purposes, the removal of oil, gas, hydrocarbon, coal or other minerals, and other like purposes, or for the use of real property or interests therein, facilities and equipment, which do not materially impair the use thereof for the purposes for which it is held by the Company or such Subsidiaries, and any and all rents, royalties, reservations, Liens and rights or interests of third parties, in each case not securing any Debt, arising in the ordinary course of business of the Company or its Subsidiaries by virtue of any lease or exploration, development, drilling, unitization, communitization or operating agreement relating to or affecting any oil, gas, hydrocarbon, coal or other mineral properties in which the Company or any of its Subsidiaries has an interest;

(l) Defects or irregularities of title, and inaccuracies of legal descriptions, affecting any portion of the property of the Company or any of its Subsidiaries that individually or in the aggregate do not materially interfere with the operation, value of use of the properties of the Company or such Subsidiaries taken as a whole;

(m) Liens securing Debt with respect to Debt of any Person that becomes a Subsidiary of the Company, provided that such Liens were in existence prior to the date on which such Person becomes a Subsidiary of the Company and were not created in contemplation of such Person becoming a Subsidiary of the Company;

(n) Liens on any office equipment, data processing equipment (including computer and computer peripheral equipment), or motor vehicles purchased in the ordinary course of the Company’s business; and

(o) Liens created in the ordinary course of business and not in connection with the incurrence of secured Debt in favor of banks and other financial institutions constituting a right of set-off over credit balances or any bank accounts of the Company or any of its Subsidiaries held at such banks or financial institutions.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan, as the context may require.

“Preferred Interests” means, with respect to any Person, Equity Interests issued by such Person that are entitled to a preference or priority over any other Equity Interests issued by such Person upon any distribution of such Person’s property and assets, whether by dividend or upon liquidation.

“Priority Obligations Amount” means the sum (without duplication) of (i) all Attributable Indebtedness with respect to any Sale Leaseback Transaction entered into by the Company or any of its Subsidiaries, (ii) all Debt of the Company or any of its Subsidiaries secured by a Lien (other than Liens permitted by clauses (i) through (iii) of Section 10(a)) and (iii) all Debt of Non-Guarantor Subsidiaries (other than Debt owed to the Company or another Subsidiary).

“Property” means any right or interest in or to assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Proposed Asset Sale Prepayment Date” has the meaning assigned to that term in Section 8.3(b) of this Agreement.

“Proposed Change of Control Prepayment Date” has the meaning assigned to that term in Section 8.4(c) of this Agreement.

“PUHCA” means the United States Public Utility Holding Company Act of 1935, as amended from time to time, and the rules and regulations of the SEC promulgated thereunder.

“Purchaser” has the meaning assigned to that term in the introductory paragraph of this Agreement.

“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.

“Ratings Downgrade” means, at any given time, a reduction, downgrade or withdrawal of a rating then assigned to either the Series A Notes or the Series B Notes, as the case may be, (including the placement of any such rating on “negative outlook” or “negative watch” or their equivalent) by S&P.

“Redeemable” means, with respect to any Equity Interest, any Debt or any other right or Obligation, any such Equity Interest, Debt, right or Obligation that (a) the issuer has undertaken to redeem at a fixed or determinable date or dates, whether by operation of a sinking fund or otherwise, or upon the occurrence of a condition not solely within the control of the issuer or (b) is redeemable at the option of the holder.

“Regulation U” has the meaning assigned to that term in Section 5.14 of this Agreement.

“Related Fund” means, with respect to any holder of any Note, any fund or entity that (i) invests in Securities or bank loans, and (ii) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.

“Required Holders” means, at any time, the holders of more than 50% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any Restricted Persons). Unless the context otherwise clearly requires (i) any reference to the “Required Holders” is a reference to the Required Holders of all of the Notes and (ii) at any time after the First Closing and prior to the Second Closing, the Purchasers, for purposes of Section 17.1 only, shall be deemed to be holders of Notes in the respective aggregate principal amounts to be purchased as of the Second Closing under this Agreement in connection with the determination of Required Holders.

“Required Rating Agency” means Fitch Ratings, S&P, Moody’s or Dominion Bond Rating Service, or, in each case, any successor entity thereof, as recognized by NAIC.

“Responsible Officer” means any Senior Financial Officer and any other officer of the Company or its Subsidiaries, as applicable, with responsibility for the administration of the relevant portion of this Agreement.

“Restricted Payment” has the meaning assigned to that term in Section 10(f) of this Agreement.

“Restricted Persons” means any (i) Person that owns or otherwise controls, directly or indirectly, more than fifteen percent (15%) of the Equity Interests of the Company and any such Person’s Subsidiaries or other Affiliates, and/or (ii) Person that is an Affiliate of the Company.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sale Leaseback Transaction” has the meaning assigned to that term in Section 10(g) of this Agreement.

“SEC” means the United States Securities and Exchange Commission, or any successor thereto.

“Second Closing” has the meaning assigned to that term in Section 3 of this Agreement.

“Securities” or “Security” shall have the meaning specified in Section 2(1) of the Securities Act.

“Securities Act” means the United States Securities Act of 1933, as amended from time to time, and the rules and regulations of the SEC promulgated thereunder from time to time in effect.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.

“Series A Notes” has the meaning assigned to that term in Section 1 of this Agreement.

“Series B Notes” has the meaning assigned to that term in Section 1 of this Agreement.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Company or any of its Subsidiaries or any ERISA Affiliate and no Person other than the Company and any of its Subsidiaries and the ERISA Affiliates or (b) was so maintained and in respect of which the Company or any of its Subsidiaries or any ERISA Affiliate could reasonably be expected to have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Southern Union Company Entities” means, collectively, Southern Union Company, a Delaware corporation, and its Affiliates.

“Stated Maturity Date” means (a) with respect to the Series A Notes, November 17, 2014 and (b) with respect to the Series B Notes, November 17, 2016.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such Person (irrespective of whether at the time capital stock of any other class or classes of such Person shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Subsidiary Guaranty” means each guaranty entered into, pursuant to Section 9(i), by a Subsidiary of the Company, substantially in form and substance reasonably acceptable to, and approved by, the Required Holders, guaranteeing the obligations of the Company and any other Subsidiary Guarantors under this Agreement and the Notes.

“SVO” means the Securities Valuation Office of the NAIC or any successor to such Office.

“Term Advances” has the meaning assigned to that term in Section 2.01(a) of the New Credit Facility.

“USA Patriot Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Voting Interests” means shares of capital stock issued by a corporation, or equivalent Equity Interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Withdrawal Liability” has the meaning specified in Section 4201(b) of ERISA.

SCHEDULE 5.5

FINANCIAL STATEMENTS

The firm selected to audit CCE Holdings following the closing of the acquisition of CrossCountry is currently reviewing the Company’s implementation of FAS 142 “Goodwill and Other Intangible Assets” which was effective as of January 1, 2002. The auditor’s review is focused on the amounts initially allocated to property plant and equipment (“PP&E”) versus goodwill during the implementation of FAS 142. CCE Holdings understands that the auditor questions the accounting treatment and assignment of historical goodwill on the books and records of the Company. Additional historical information is currently being gathered and reviewed, however, the outcome is yet uncertain but may ultimately result in the restatement of the Company’s audited financial statements (“Potential TWP Restatement”) for the periods ended 2002 and 2003. It is expected that the restatement, if any, would reallocate amounts from goodwill to PP&E with related increases in annual depreciation and amortization (“D&A”) as well as impacting certain deferred income tax accounts. The Potential TWP Restatement will also impact the Company’s 2004 unaudited interim financial statements. The estimated potential impact of this restatement is to reduce retained earnings by approximately $12 million as of December 31, 2004, in order to reflect historical D&A for this reallocation, as well as to increase annual after-tax D&A by approximately $4 million. The final resolution of the potential restatement and estimated impact are subject to completion of audit procedures by CCE Holdings’ auditor, and is expected to be complete within 75 days of CCE Holdings’ closing of its acquisition of CrossCountry. As a result of the nature of the Potential TWP Restatement, neither historical nor projected cash flows are expected to be impacted.

SCHEDULE 5.8

LITIGATION

1.	In Re Natural Gas Royalties Qui Tam Litigation previously known as Grynberg v. Enron, et al. (the Company, Florida Gas Transmission Company (“FGT”) & Citrus Corp. (“Citrus”)), U.S. District Court of Wyoming MDL Docket No. 1293 (CA. No. 99MD-1640 and 99MD1626). Qui tam action brought against numerous pipeline companies in America, including the Company, Citrus, FGT and Northern Border Pipeline, LLC and certain of their affiliates that have been consolidated in the U.S. District Court of Wyoming. Plaintiff alleges fraudulent practices in the measurement of gas and Btu content produced on federal lands resulting in lower royalties.

2.	On August 1, 2002, the Federal Energy Regulatory Commission (“FERC”) issued to the Company an order requiring the Company to explain why FERC should not find that: (1) the Company violated FERC’s accounting regulations by failing to maintain written cash management agreements with Enron Corp.; and (2) the secured loan transactions entered into by the Company in November 2001 were imprudently incurred and why the costs arising from such transactions should be passed on to ratepayers. The Company filed a response to the order and subsequently entered into a settlement with FERC staff that resolved the issues raised by the order. FERC has approved this settlement; however, a group of the Company’s customers filed a request for clarification and/or rehearing of FERC order approving the settlement. The Company has filed a response to the customer group’s request for rehearing and/or clarification and this matter is currently awaiting FERC action.

The representation made in Section 5.8 of this Agreement is not qualified by reference to the other litigation described in Schedule 4.16 to the CrossCountry Acquisition Agreement, which the Company does not believe could be reasonably expected to result in a Material Adverse Effect.

SCHEDULE 5.10

EXISTING LIENS

1.	Expiration of Permits – The following New Mexico State Highway Crossing Permits have expired. These permits are in the process of being renewed.

a.	30” Loopline

1.	Chaves County – TW Tract No. M-1-L-H

2.	Lincoln County – TW Tract Nos. M-92-L-H and M-97-L-H

3.	Valencia County – TW Tract No. M-165-L-H

4.	Cibola County – TW Tract Nos. M-187-L-H.1, M-187-L-H.2, M-187-L-H.3, M-187-L-H.4, M-187-L-H.5 and M-193-L-H

b.	24” West Texas Loop - Chaves County – TW Tract Nos. MTL-3-L-H, MTL-5-L-H, MTL-16B-L-H and MTL-66-L-H

c.	36” West Texas Loop - Eddy County – TW Tract Nos. MTL-81-L-H, MTL-89-L-H and MTL-93-L-H

d.	36” West Texas Loop - Lea County – TW Tract No. MTL-112-L-H

e.	12” Atoka Artesia Lateral - Eddy County – TW Tract Nos. MTL-0001-L-10-HX.2 and MTL-0001-L-10-HX.3

f.	16” Crawford Loop Lateral - Eddy County – TW Tract Nos. MTL-0002-L-20-HX and MTL-0002-L-21-HX.1

2.	Rentals in arrears

a.	16” Keystone Lateral

1.	Winkler County, Texas – TW Tract No. TL-0005-06-RRX.1. Rental last paid to Texas-New Mexico Railway Co. thru 1988 –Successor in title has never been identified despite attempts to do so.

2.	Winkler County, Texas – TW Tract No. TL-0005-06-RRX.2. Rental last paid to Texas-New Mexico Railway Co. thru 1988 –Successor in title has never been identified despite attempts to do so.

3.	Right-of-Way Exceptions

a.	30” Mainline

1.	TW Tract No. M-134A – SW/4 NW/4, Section 22, Township 2 North, Range 5 East, Torrance County, New Mexico. Pipeline traverses property for a distance of 1,548 feet or 0.293 miles. No Easement or permanent Right-of-Way file has been located. Owner(s) unknown.

2.	TW Tract No. M-167A – Portion of Belen Grant, Valencia County, New Mexico. Pipeline traverses property for a distance of approximately 4,000 feet or 0.758 miles. No Easement or permanent Right-of-Way file has been located. Owner(s) unknown.

3.	TW Tract No. M-236-R – Portion of S/2, Section 3, Township 13 North, Range 12 West, McKinley County, New Mexico. Pipeline traverses property for a distance of 2,878 feet or 0.545 miles. No Easement or permanent Right-of-Way file has been located. The owner in 1959 as reflected on alignment drawing was Electric Plains Railroad Spur; current owner(s) unknown.

b.	30” Loop of Mainline - TW Tract No. M-167A – Portion of Belen Grant, Valencia County, New Mexico. Pipeline traverses property for a distance of approximately 4,008 feet or 0.759 miles. No Easement or permanent Right-of-Way file has been located. Owner(s) unknown.

4.	Navajo Nation Allotment Renewal – As of January 1, 2004, the Company’s Grant of Right-of-Way by the U.S. Department of Interior (“DOI”), Bureau of Indian Affairs (“BIA”) for a total of approximately forty-four (44) miles of pipeline on a total of sixty-nine (69) Navajo allotments expired. These allotments are lands within the Navajo Nation reservation that are privately held but administered by the BIA. One allottee has made claims of trespass. The BIA sent a letter dated January 20, 2004, noting certain alleged deficiencies in the Company Application for a Grant of Right-of-Way to renew right-of-way on these allotments and requesting a revised appraisal based on pipeline corridor valuations. The Company has responded that this appraisal methodology is not appropriate.

5.	Southern Ute Tribe – the Company received letters dated May 27, 2003 and September 2, 2003 from the law firm of Maynes, Bradford, Shipps & Sheftek, LLP, on behalf of the Southern Ute Tribe (“Tribe”) alleging trespass by the Company. The letters referenced a May 19, 2003 resolution by the Tribal Council of the Tribe, which revokes a 1996 resolution that granted the Tribe’s Consent to a Partial Assignment by Northwest Pipeline Company (“Northwest”) to the Company of certain interests in a 1990 Grant of Easement and Right-of-Way, issued by the Secretary of the Interior through the BIA. An application by the Company for approval of the assignment of this interest from Northwest has been in the possession of the BIA since 1999 with no action taken. The total distance of the right-of-way is approximately 6.6 miles. There is an approximate 3,100-foot “gap” in the description of the right-of-way in the BIA grant. The right-of-way for these 6.6 miles expires in September 2005. In addition, an application is pending with the BIA to renew a meter site and a buried electric cable right-of-way for which the Tribe has previously consented and which consent has not been revoked. The original right-of-way for the buried cable expired on November 16, 2000. The original right-of-way for the meter site expired on February 21, 2001.

6.	Laguna Pueblo Allotments – the Company received a letter dated March 19, 2003 from the DOI-BIA on behalf of two private allotments within the boundaries of the Laguna Pueblo, that the Company has been in trespass on these two allotments since December 28, 2002. The Company’s right-of-way on these two allotments expired on December 28, 2002. The total distance of the right-of-way is about 5,100 feet.

7.	Navajo Nation Tribal Lands Renewal – As of January 1, 2004, the Company’s grant of right-of-way by the DOI-BIA for a total of approximately 14 acres of land near Thoreau, N.M. expired. The Company is conducting remediation activities on this site. An application for renewal of approximately 7 acres has been submitted.

8.	Other mortgages, liens or other encumbrances may exist which have not been subordinated to the title of the Company. For example, the majority of the property rights that acquired for pipelines are in the nature of easements, and upon taking these easements the fee property may have already been subject to a variety of encumbrances such as a mortgage. The Company may have taken the easement subject to the mortgages and may have not subsequently obtain a subordination from the mortgage company.

9.	La Plata Facilities Ownership and Operating Agreement dated November 3, 1995, between Northwest Pipeline Corporation (“Northwest”) and the Company. Pursuant to this agreement, which governs the ownership and operation of certain pipeline and compression facilities jointly owned by Northwest and the Company, a party proposing to transfer its ownership interest in the facilities to a third party must give the other party notice of such proposed transfer and the opportunity to match the third-party offer and acquire the ownership interest on the terms set forth in such offer.

10.	Construction and Ownership Agreement dated November 18, 1991, among Northwest, the Company and Gas Company of New Mexico (“GCNM”). Pursuant to this agreement, which governs the ownership and operation of certain facilities (commonly referred to as the “Blanco Hub” facilities) jointly owned by Northwest, the Company and GCNM, a party proposing to transfer its ownership interest in the facilities to a third party must give the other parties notice of such proposed transfer and the opportunity to match the third-party offer and acquire the ownership interest on the terms set forth in such offer.

SCHEDULE 5.11

LICENSES, PERMITS, ETC.

Transfer Group Companies

1.	Pending Service Marks of Transfer Group Companies:

•	“CCO CrossCountry Going the Distance”

Design and Word Mark

Serial Number: 78260327

Application Filed: June 10, 2003

•	“CCO”

Word Mark

Serial Number: 78260317

Application Filed: June 10, 2003

•	“GOING THE DISTANCE”

Word Mark

Serial Number 78260307

Application Filed: June 10, 2003

•	“CROSSCOUNTRY”

Word mark

Serial Number: 78260283

Application Filed: June 10, 2003

Transwestern

2.	Active Service Marks:

•	“TW” including a design

Registration Number: 0734713

Registered on: July 17, 1962

Registration Renewed: March 25, 2003 for an additional ten (10) year period.

•	“TRANSWESTERN”

Registration Number: 0750308

Registered on: May 28, 1963

Registration Renewed: June 16, 2003 for an additional ten (10) year period.

3.	On August 12, 2003, a Massachusetts company called “The CrossCountry Group, LLC” sent a demand letter to CrossCountry and affiliates requesting that they cease using the CrossCountry name.

SCHEDULE 5.15

EXISTING INDEBTEDNESS

The Company is obligated to make certain loan principal and interest payments pursuant to the Credit Agreement, dated as of May 3, 2004 (the “Transwestern Credit Agreement”), among the Company, as Borrower, the Initial Lenders and Initial Issuing Bank named therein, as Initial Lenders and Initial Issuing Bank, Wachovia Bank, National Association, as Administrative Agent and Collateral Agent, Suntrust Bank, as Syndication Agent, and Bank One, N.A., Citicorp USA, Inc. and Union Bank of California, N.A., as Joint Documentation Agents.

SCHEDULE 9(g)

EXCEPTIONS TO TRANSACTION WITH AFFILIATES

1.	Administrative Services Agreement dated November 5, 2004 between CCE Holdings and SU Pipeline Management LP

2.	The Company entered into a Cross License Agreement, dated as of March 31, 2004, by and among the Company, Enron Corp., Northern Border Intermediate Limited Partnership, FGT, Northern Border Pipeline, LLC, Enron Operations Services, LLC and Northern Plains Natural Gas Company, LLC.

EXHIBIT 1(a)

This Note HAS NOT BEEN REGISTERED PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR PURSUANT TO THE SECURITIES LAWS OF ANY STATE. ACCORDINGLY, THIS NOTE MAY NOT BE ALTERED, SOLD OR OTHERWISE TRANSFERRED (1) EXCEPT IN ACCORDANCE WITH AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR (2) UNLESS THIS NOTE IS REGISTERED UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

TRANSWESTERN PIPELINE COMPANY, LLC

5.39% Senior Unsecured Note due November 17, 2014

No.	November 17, 2004
$	PPN 89407# AA 6

FOR VALUE RECEIVED, the undersigned, TRANSWESTERN PIPELINE COMPANY, LLC (herein called the “Company”), a Delaware limited liability company, hereby promises to pay to [                                        ] or registered assigns, the principal sum of [                      DOLLARS (or so much thereof as shall not have been prepaid) on November 17, 2014 with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the rate of 5.39% per annum from the date hereof, payable semi-annually, on the seventeenth day of May and on the seventeenth day of November in each year, commencing with the May next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, at a rate per annum from time to time equal to the greater of (i) 7.39% or (ii) 2% over the rate of interest publicly announced by JPMorgan Chase Bank from time to time in New York, New York as its “base” or “prime” rate, on any overdue payment of interest and, during the continuance of an Event of Default, on the unpaid balance hereof and on any overdue payment of any Make-Whole Amount, payable semi-annually as aforesaid (or, at the option of the registered holder hereof, on demand).

Subject to the home office payment obligation contained in Section 14.2 of the Note Purchase Agreement referred to below, payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at such place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of the Senior Unsecured Notes (herein called the “Notes”) issued pursuant to the Note Purchase Agreement, dated as of November 17, 2004 (as from time to time amended, supplemented or modified, the “Note Purchase Agreement”), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

This Note is subject to optional prepayment and offers of prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the Company and holder hereof shall be governed by, and construed in accordance with, the law of the State of New York.

TRANSWESTERN PIPELINE COMPANY, LLC

By:
Name:	Richard N. Marshall
Title:	Vice President and Treasurer

EXHIBIT 1(b)

THIS NOTE HAS NOT BEEN REGISTERED PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR PURSUANT TO THE SECURITIES LAWS OF ANY STATE. ACCORDINGLY, THIS NOTE MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED (1) EXCEPT IN ACCORDANCE WITH AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR (2) UNLESS THIS NOTE IS REGISTERED UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

TRANSWESTERN PIPELINE COMPANY, LLC

5.54% Senior Unsecured Note due November 17, 2016

No. [ ]	November 17, 2004
$[ ]	PPN 89407# AB 4

FOR VALUE RECEIVED, the undersigned, TRANSWESTERN PIPELINE COMPANY, LLC (herein called the “Company”), a Delaware limited liability company, hereby promises to pay to [    ] or registered assigns, the principal sum of [ ] DOLLARS (or so much thereof as shall not have been prepaid) on November 17, 2016 with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the rate of 5.54% per annum from the date hereof, payable semi-annually, on the seventeenth day of May and on the seventeenth day of November in each year, commencing with the May next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, at a rate per annum from time to time equal to the greater of (1) 7.54% or (ii) 2% over the rate of interest publicly announced by JPMorgan Chase Bank from time to time in New York, New York as its “base” or “prime” rate, on any overdue payment of interest and, during the continuance of an Event of Default, on the unpaid balance hereof and on any overdue payment of any Make-Whole Amount, payable semi-annually as aforesaid (or, at the option of the registered holder hereof, on demand).

Subject to the home office payment obligation contained in Section 14.2 of the Note Purchase Agreement referred to below, payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at such place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of the Senior Unsecured Notes (herein called the “Notes”) issued pursuant to the Note Purchase Agreement, dated as of November 17, 2004 (as from time to time amended, supplemented or modified, the “Note Purchase Agreement”), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

This Note is subject to optional prepayment and offers of prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the Company and holder hereof shall be governed by, and construed in accordance with, the law of the State of New York.

TRANSWESTERN PIPELINE COMPANY, LLC

By:
Name:	Richard N. Marshall
Title:	Vice President and Treasurer

EXHIBIT 4.4(a)

Form of Opinion of Special Counsel for the Company

November 17, 2004

To the Purchasers listed on

 Schedule I hereto (the “Purchasers”)

Ladies and Gentlemen:

We have acted as counsel to Transwestern Pipeline Company, LLC, a Delaware limited liability company (the “Company”), in connection with the purchase by the Purchasers of $250,000,000 aggregate principal amount of 5.39% Senior Unsecured Notes due November 17, 2014 and $250,000,000 aggregate principal amount of 5.54% Senior Unsecured Notes due November 17, 2016 (collectively, the “Notes”) issued by the Company, pursuant to the Note Purchase Agreement dated November 17, 2004 (the “Note Purchase Agreement”) among the Company and the Purchasers.

We have examined the Note Purchase Agreement and the Notes. In addition, we have examined, and have relied as to matters of fact upon, the documents delivered to you at the closing, and upon originals, or duplicates or certified or conformed copies of such corporate records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations, as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. As to questions of fact material to this opinion, we have relied upon certificates of public officials and of officers and representatives of the Company. In addition, we have relied as to certain matters of fact upon the representations made in the Note Purchase Agreement and the Notes.

NOVEMBER 17, 2004

Based upon and subject to the foregoing, and subject to the qualifications and limitations set forth herein, we are of the opinion that:

1. The Company (a) is validly existing and in good standing as a limited liability company under the law of the State of Delaware, (b) has the limited liability company power and authority to execute and deliver the Note Purchase Agreement and the Notes and perform its obligations thereunder and (c) has duly authorized, executed and delivered the Note Purchase Agreement and the Notes.

2. The issue and sale of the Notes by the Company and the execution and delivery by the Company of the Note Purchase Agreement (a) will not result in any violation of (1) the Certificate of Formation or the Limited Liability Company Agreement of the Company (2) assuming that proceeds of the issuance of the Notes will be used in accordance with the terms of the Note Purchase Agreement, any Federal or New York statute or the Delaware Limited Liability Company Act or any rule or regulation issued pursuant to any New York or Federal statute or the Delaware Limited Liability Company Act or any order known to us issued by any court or governmental agency or body, except that it is understood that no opinion is given in this paragraph 2 with respect to any Federal or state securities law or any rule or regulation issued pursuant to any Federal or state securities law, and (b) will not breach or result in a default under or result in the creation of any lien upon or security interest in the Company’s properties pursuant to the terms of any agreement or instrument identified on Schedule II hereto.

3. No consent, approval, authorization, order, filing registration or qualification of or with any Federal or New York governmental agency or body or any Delaware governmental agency or body acting pursuant to the Delaware Limited Liability Company Act is required for the execution and delivery by the Company of the Note Purchase Agreement and the issue and sale of the Notes by the Company, except that it is understood that no opinion is given in this paragraph 3 with respect to any Federal or state securities law or any rule or regulation issued pursuant to any Federal or state securities law.

4. No registration under the Securities Act of 1933, as amended, of the Notes and no qualification of the Note Purchase Agreement under the Trust Indenture Act of 1939, as amended, is required for the initial offer and sale of the Notes by the Company to the Purchasers solely in the manner contemplated by the Note Purchase Agreement.

5. Assuming that the Note Purchase Agreement is a valid and legally binding obligation of the Purchasers, the Note Purchase Agreement constitutes the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms.

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NOVEMBER 17, 2004

6. Upon payment and delivery in accordance with the Note Purchase Agreement, the Notes will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

7. The Company is not an “investment company” within the meaning of and subject to regulation under the Investment Company Act of 1940, as amended or, after giving effect to the acquisition of CrossCountry Energy, LLC by CCE Holdings, LLC in accordance with the CrossCountry Acquisition Agreement (as defined in the Note Purchase Agreement), a “holding company,” or a “subsidiary company” of a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

8. Assuming that the Company will comply with the provisions of the Note Purchase Agreement relating to the use of proceeds, the execution and delivery of the Note Purchase Agreement and issuance of the Notes by the Company will not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System.

Our opinions set forth in paragraphs 5 and 6 above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

We express no opinion and render no advice with respect to:

(i) any matters subject to the Natural Gas Act of 1938, as amended, and the rules and regulations promulgated and orders issued thereunder or any other federal laws applicable to the construction, operation, maintenance or use of natural gas pipelines or any action, suit or proceedings under any such laws;

(ii) any prohibited transaction as defined in Section 406 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or Section 4975 of the United States Internal Revenue Code of 1986, as amended, or violation of Part 4 of Title I of ERISA or any rule or regulation issued pursuant thereto;

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NOVEMBER 17, 2004

(iii) the effect of any provision of the Note Purchase Agreement which is intended to permit modification thereof only by means of an agreement in writing signed by the parties thereto;

(iv) the effect of any provision of the Note Purchase Agreement imposing penalties or forfeitures; and

(v) the enforceability of any provision of any of the Note Purchase Agreement to the extent that such provision constitutes a waiver of illegality as a defense to performance of contract obligations.

In connection with the provisions of the Note Purchase Agreement whereby the parties submit to the jurisdiction of the courts of the United States of America located in the Borough of Manhattan, The City of New York, we note the limitations of 28 U.S.C. §§ 1331 and 1332 on subject matter jurisdiction of the Federal courts. In connection with the provisions of the Note Purchase Agreement which relate to forum selection (including, without limitation, any waiver of any objection to venue or any objection that a court is an inconvenient forum), we note that under NYCPLR § 510 a New York State court may have discretion to transfer the place of trial, and under 28 U.S.C. § 1404(a) a United States District Court has discretion to transfer an action from one Federal court to another.

We do not express any opinion herein concerning any law other than the law of the State of New York, the Federal law of the United States and the Delaware Limited Liability Company Act.

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NOVEMBER 17, 2004

This opinion letter is rendered to you in connection with the above-described transactions. This opinion letter may not be relied upon by you for any other purpose, or relied upon by, or furnished to, any other person, firm or corporation without our prior written consent, except that this opinion may be furnished by you to, but not relied upon by, the National Association of Insurance Commissioners.

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EXHIBIT 4.4(b)

Form of Opinion of General Counsel to the Company

November 17, 2004

To the Purchasers listed on Schedule I

hereto (the “Purchasers”)

RE:	Purchase of $250,000,000 aggregate principal amount of 5.39% Senior Unsecured Notes due November 17, 2014 and $250,000,000 aggregate principal amount of 5.54% Senior Unsecured Notes due November 17, 2016 (collectively, the “Notes”) pursuant to the Note Purchase Agreement dated as of November 17, 2004, among Transwestern Pipeline Company, LLC, a Delaware limited liability company (the “Company”), and the Purchasers (the “Note Purchase Agreement”).

Ladies and Gentlemen:

As Senior Vice President and General Counsel of CrossCountry Energy, LLC, a Delaware limited liability company (“CrossCountry”), I am familiar with the Note Purchase Agreement. Capitalized terms used herein which are defined in the Note Purchase Agreement are used herein as therein defined. This opinion is being rendered to you pursuant to the requirements of Section 4.4 of the Note Purchase Agreement.

Before rendering the opinions hereinafter set forth, I (or other attorneys working under my direction) examined the Note Purchase Agreement and the Notes, and relied upon original or photostatic or certified copies of such corporate records, certificates of officers of the Company (an Affiliate of CrossCountry) and of public officials, and such agreements, documents, court orders and instruments as I (or such other attorneys) have deemed relevant and necessary as the basis for the opinions hereinafter expressed. In such examination, I (or such other attorneys) assumed the genuineness of all signatures (other than signatures of officers of the Company on the Note Purchase Agreement and the Notes), the authenticity of all documents submitted to me or such other attorneys as originals and the conformity to authentic original documents of all documents submitted to me or such other attorneys as photostatic or certified copies. Based on and subject to the foregoing, and subject also to the assumptions, qualifications and explanations set forth herein, I am of the opinion that:

1. The Company is duly formed, validly existing and in good standing under the laws of the State of Delaware and has all limited liability company powers and all governmental licenses, authorizations, consents, and approvals required (a) to carry on its business as now conducted, except to the extent failure to obtain such licenses, authorizations, consents, or approvals would not materially adversely affect the Company and its Subsidiaries taken as a whole, and (b) to execute and deliver the Note Purchase Agreement and the Notes and perform its obligations thereunder.

November 17, 2004

2. The execution and delivery by the Company of the Note Purchase Agreement and the Notes and the performance of its obligations thereunder are within its limited liability company powers. The Note Purchase Agreement and the Notes have been duly authorized by all necessary limited liability company action of the Company, and have been duly executed and delivered by the Company.

3. The issue and sale of the Notes by the Company and the execution, delivery and performance by the Company of the Note Purchase Agreement, and the consummation by the Company of the transactions evidenced thereby do not contravene, conflict with, violate or result in a breach or default by the Company under (i) the Company’s limited liability company agreement, each as amended, (ii) any material judgment, injunction, order or decree binding upon the Company, or (iii) any contractual or legal restriction contained in any indenture, loan or credit agreement, mortgage, security agreement, bond or note, or guaranties of any such obligations or any other material agreement, in each case known to me and to which the Company is a party. The issue and sale of the Notes and the execution, delivery and performance by the Company of the Note Purchase Agreement do not violate any Applicable Laws (as hereafter defined) that are applicable to the Company. The issue and sale of the Notes and the execution, delivery and performance by the Company of the Note Purchase Agreement will not result in the creation or imposition of any lien, security interest, or other charge or encumbrance on any asset of the Company.

4. There is no action, suit or any other proceeding pending or to my knowledge threatened against the Company in which the Company is a party, or to which its property is subject, which might reasonably be expected to materially and adversely affect (i) the business, consolidated financial position or consolidated results of operations of the Company and its subsidiaries taken as a whole, or (ii) the ability of the Company to perform its obligations under the Note Purchase Agreement and the Notes.

The opinions set forth above are subject in all respects to the following qualifications:

(a) In rendering the opinion expressed in paragraph 3 above, neither I nor any other attorney in the Company’s legal department have made any examination of any accounting or financial matters related to certain of the covenants contained in certain documents to which the Company may be subject, and I express no opinion with respect thereto.

(b) In rendering the opinion expressed in paragraph 4 above, I (or other attorneys working under my direction) have only reviewed the files and records of the Company, and I (or such other attorneys) have consulted with such senior officers thereof as I (or such other attorneys) have reasonably deemed necessary.

(c) The opinions expressed herein are as of the date hereof only, and I assume no obligation to update or supplement such opinions to reflect any fact or circumstances that may hereafter come to my attention or any changes in law that may hereafter occur or become effective.

November 17, 2004

(d) I am a member of the Bar of the District of Columbia. This opinion relates solely to matters of the Applicable Laws of the United States, the Delaware General Corporation Law, the Delaware Limited Liability Company Act and certain specified laws of the United States, to the extent specified herein.

(e) For purposes of my opinion, “Applicable Laws” means the Delaware General Corporation Law, the Delaware Limited Liability Company Act, and those laws, rules and regulations of the United States of America and the rules and regulations adopted thereunder, which, in my experience, are normally applicable to entities such as the Company and transactions of the type contemplated by the Note Purchase Agreement, without my having made any special investigation as to the applicability of any specific law, rule or regulation, and which are not the subject of a specific opinion herein referring to a particular law or laws. Furthermore, the term “Applicable Laws” does not include, and I express no opinion with regard to: (i) ERISA, as amended, and (ii) the Foreign Corrupt Practices Act.

This opinion is solely for the benefit of the Purchasers, their respective successors and assigns pursuant to the Note Purchase Agreement and their respective legal counsel and may not be relied upon in connection with any other transaction or by any other Person, except that this opinion may be furnished by you to, but not relied upon by, the National Association of Insurance Commissioners.

Very truly yours,

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